   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1998

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          IMPLANT SCIENCES CORPORATION
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           MASSACHUSETTS                             3559                              04-2837126
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                              107 AUDUBON ROAD, #5
                         WAKEFIELD, MASSACHUSETTS 01880
                                 (781) 246-0700
   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL PLACE OF BUSINESS AND PRINCIPAL
                               EXECUTIVE OFFICES)

                            ANTHONY J. ARMINI, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              107 AUDUBON ROAD, #5
                         WAKEFIELD, MASSACHUSETTS 01880
                                 (781) 246-0700
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              ROBERT W. SWEET, JR., ESQ.                              WILLIAM M. PRIFTI, ESQ.
               DAVID A. BROADWIN, ESQ.                              LYNNFIELD WOODS OFFICE PARK
               FOLEY, HOAG & ELIOT LLP                                220 BROADWAY, SUITE 204
                ONE POST OFFICE SQUARE                             LYNNFIELD, MASSACHUSETTS 01940
             BOSTON, MASSACHUSETTS 02109                                   (781) 593-4525
                    (617) 832-1000

                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 As promptly as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM         PROPOSED MAXIMUM            AMOUNT OF
    TITLE OF EACH CLASS OF           AMOUNT TO BE          OFFERING PRICE PER       AGGREGATE OFFERING          REGISTRATION
 SECURITIES TO BE REGISTERED          REGISTERED                SHARE(1)                 PRICE(1)                   FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10
  per share ("Common
  Stock")(2)..................        1,150,000                  $ 8.40                $ 9,660,000
---------------------------------------------------------------------------------------------------------------------------------
Redeemable Common Stock
  Purchase Warrants
  ("Warrants")(2).............        1,150,000                  $  .10                $   115,000
---------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
  exercise of Warrants(2).....        1,150,000                  $11.76                $13,524,000
---------------------------------------------------------------------------------------------------------------------------------
Representative's Warrant......          100,000                  $ .001                $       100
---------------------------------------------------------------------------------------------------------------------------------
Representative's Redeemable
  Warrant.....................          100,000                  $  .15                $    15,000
---------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
  exercise of Representative's
  Warrant.....................          100,000                  $12.60                $ 1,260,000
---------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
  exercise of Representative's
  Redeemable Warrant..........          100,000                  $17.64                $ 1,764,000
---------------------------------------------------------------------------------------------------------------------------------
Totals........................                                                         $26,338,100                 $7,770
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933. Other expenses of the offering aggregate $862,800 and are itemized under Item 25 of Part II of this Registration Statement.
(2) Includes shares or warrants represented by 150,000 Units, each consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock, subject to an over-allotment option granted to the Underwriters by the Registrant. See "Underwriting."

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                           FORM SB-2                                  CAPTION IN PROSPECTUS
                           ---------                                  ---------------------
 1.  Front of Registration Statement and Outside Front
     Cover Page of Prospectus.............................  Facing Page of Registration Statement;
                                                            Cross Reference Sheet; Outside Front Cover
                                                            Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus...........................................  Inside Front and Outside Back Cover Pages
                                                            of Prospectus
 3.  Summary Information and Risk Factors.................  Prospectus Summary; The Company; Risk
                                                            Factors
 4.  Use of Proceeds......................................  Use of Proceeds
 5.  Determination of Offering Price......................  Risk Factors; Underwriting
 6.  Dilution.............................................  Risk Factors; Dilution
 7.  Selling Security Holders.............................
 8.  Plan of Distribution.................................  Outside Front and Outside Back Cover Pages
                                                            of Prospectus; Underwriting
 9.  Legal Proceedings....................................  Business
10.  Directors, Executive Officers, Promoters and Control
     Persons..............................................  Management
11.  Security Ownership of Certain Beneficial Owners and
     Management...........................................  Principal Stockholders
12.  Description of Securities............................  Description of Securities
13.  Interest of Named Experts and Counsel................  Experts
14.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities.......................  Management; Underwriting; Undertakings
     .
15.  Organization Within last Five Years..................  Certain Transactions
16.  Description of Business..............................  Prospectus Summary; Business
17.  Management's Discussion and Analysis or Plan of
     Operation............................................  Management's Discussion and Analysis of
                                                            Financial Condition and Results of
                                                            Operations
18.  Description of Property..............................  Business
19.  Certain Relationships and Related Transactions.......  Certain Transactions
20.  Market for Common Equity and Related Stockholder
     Matters..............................................  Outside Front Cover Page of and
                                                            Prospectus; Risk Factors; Dividend Policy;
                                                            Description of Securities; Shares Eligible
                                                            for Future Sale
21.  Executive Compensation...............................  Management
22.  Financial Statements.................................  Financial Statements
23.  Changes in and Disagreements With Accountants on
     Accounting and Financial Disclosure..................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 1998

                          IMPLANT SCIENCES CORPORATION
                                1,000,000 UNITS
                               EACH CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                AND ONE REDEEMABLE COMMON STOCK PURCHASE WARRANT
                            ------------------------

     Implant Sciences Corporation, a Massachusetts corporation (the "Company"), hereby offers 1,000,000 Units (collectively, the "Units"). Each Unit consists of one share of common stock, $0.10 par value per share ("Common Stock"), and one Redeemable Common Stock Purchase Warrant (a "Warrant"). No certificate representing a Unit will be issued; only certificates representing Common Stock and Warrants will be issued and will be immediately transferable. It is currently estimated that the initial public offering price per Unit will be between $7.00 and $8.50. Each Warrant entitles the registered holder thereof to purchase, at any time over a three-year period commencing thirteen months after the date of the Prospectus, one share of Common Stock at 140% of the initial public offering price. The Warrant exercise price is subject to adjustment under certain circumstances. Commencing thirteen months from the date of the Prospectus, the Warrants are subject to redemption by the Company at $0.20 per Warrant if the closing bid price of the Common Stock as reported on the American Stock Exchange averages at least 160% of the initial public offering price for a period of fifteen consecutive trading days.

     Prior to this offering (the "Offering"), there has been no public market for the Common Stock or the Warrants, and there can be no assurance that an active market will develop. The offering price of the Units and the exercise price of the Warrants have been determined by negotiation between the Company and Schneider Securities, Inc., the representative of the several underwriters (the "Representative") and are not necessarily related to the Company's asset value, or any other established criterion of value. For the method of determining the initial public offering price of the Units, see "Underwriting." The Company intends to file an application to have Common Stock and the Warrants listed on the American Stock Exchange under the symbols ISX and ISXW, respectively.
                            ------------------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
 AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER THE CAPTION "RISK
         FACTORS" WHICH APPEAR BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                              PRICE TO           UNDERWRITING DISCOUNTS         PROCEEDS TO
                                               PUBLIC              AND COMMISSIONS(1)            COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per Unit............................            $ --                      $ --                      $ --
------------------------------------------------------------------------------------------------------------------
Total(3)............................            $ --                      $ --                      $ --
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Does not include additional compensation to be received by the Representative in the form of (i) a non-accountable expense allowance of $-- (or $-- if the Underwriters' over-allotment option described in footnote (3) is exercised in full), and (ii) a warrant to purchase up to -- Units at an exercise price of $-- per Unit, exercisable over a period of four years, commencing one year from the date of this Prospectus. In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $-- including the Representative's non-accountable expense allowance.
(3) The Underwriters have an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 150,000 additional Units on the same terms and conditions as set forth above to cover over-allotments, if any. See "Underwriting." If all such Units are purchased, the Price to Public, Underwriting Discounts and Commissions and Proceeds to Company (before deducting expenses of the Offering payable by the Company, estimated at $--), will be $--, $-- and $--, respectively.

     These Units are offered on a "firm commitment" basis by the Underwriters when, as and if delivered to and accepted by the Underwriters, and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that closing will take place at the offices of Schneider Securities, Inc., 2 Charles Street, Providence, Rhode Island 02904 on or about -- , 1998.

                           SCHNEIDER SECURITIES, INC.

                   The date of this Prospectus is -- , 1998.

INSIDE FRONT COVER

     On this page appear drawings of medical devices manufactured or processed by Implant Sciences Corporation on an anatomical drawing of the human body. Included in these drawings are stents, radioactive seeds, orthopedic implants, vascular grafts and vascular introducers.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish to its security holders annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

     The Company uses the following marks: MICROFUSION, PROFILE CODE, and NITRO-CHROME. Other trademarks referred to in this Prospectus are not owned by the Company and the Company makes no claim of association with respect to those marks or their owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information, and the financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus has been adjusted to give retroactive effect to a 7-for-1 stock split effected in the form of a Common Stock dividend on September 9, 1998 (see "Description of Securities") and assumes that the Underwriters' over-allotment option has not been exercised. Each prospective investor is urged to read this Prospectus in its entirety.

     The discussion in this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve risks and uncertainties. The safe harbor from private actions based on untrue statements or omissions of material fact that is provided by the two statutory provisions does not apply to statements made in connection with an initial public offering. The Company's actual results and the timing of certain events may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business."

     Certain terms are defined in a Glossary beginning on page 51.

                                  THE COMPANY

     Implant Sciences Corporation (the "Company") has developed proprietary equipment and processes to produce radiation therapy implants (prostate seeds and radioactive coronary stents), engineered surfaces for interventional cardiology devices (radiopaque stents, guidewires and catheters), and orthopedic implants (hip and knee replacements). The Company plans to manufacture radioactive prostate seeds using a proprietary non-radioactive fabrication process developed by the Company which it believes will be more cost-effective and less hazardous than conventional processes. The seeds will be made radioactive in a nuclear reactor just prior to shipment to customers. The Company expects to file a 510(k) notification of pre-market clearance for its prostate seeds with the Food and Drug Administration ("FDA") in the first quarter of calendar year 1999 and anticipates that it will take three to nine months to obtain such clearance.

     The Company currently uses its proprietary technology to apply radiopaque (opaque to x-ray radiation) coatings to stents, guidewires, catheters and other devices used in interventional cardiology procedures and to modify surfaces to reduce polyethylene wear generation in orthopedic joint implants. The Company also supplies ion implantation services to numerous semiconductor manufacturers, research laboratories and universities. The Company has four issued United States patents and twenty-one United States patents pending covering its technologies and processes. The Company also has pending two international patent applications. Approximately 77% of the Company's revenues in fiscal 1998 were derived from its medical products business and the remainder from its semiconductor ion implantation business.

TECHNOLOGIES

     The Company uses two core technologies, ion implantation and thin film coatings, to manufacture various medical implants and semiconductor products. The Company's proprietary ion implantation process accelerates ionized atoms of a material to high velocity in a vacuum and embeds them into the surface of medical devices and semiconductor wafers to form new surface alloys. In manufacturing its radioactive prostate seeds and radioactive coronary stents, the Company plans to use this process to form a radioactive layer just under the surface of metal or polymer implants. In manufacturing its metal orthopedic implants, the Company uses a nitrogen ion implantation process to form a near-surface layer which modifies the native oxide of the metal surface, thereby producing less wear on the polyethylene component. Ion implantation offers advantages in accuracy, cleanliness, controllability and reproducibility over other methods of surface engineering.

     Thin film coatings modify surfaces by depositing a thin layer of a material onto a medical device or other product. The Company's proprietary thin film coating process, called microfusion(TM), improves visibility of catheters, guidewires and stents used in interventional cardiology and other catheter-based procedures that are guided by x-ray observation.

PRODUCTS

     Prostate Seeds. The Company has developed, and applied for two United States patents covering radioactive seeds, implants and methods of manufacturing radioactive seed implants by a proprietary process. These seeds are used primarily in the treatment of prostate cancer. This treatment, known as brachytherapy, involves implanting approximately 100 radioactive seeds (encapsulated radioactive material, approximately half the size of a grain of rice) directly into the prostate and can be done on an outpatient basis. Research to date shows that this treatment has a ten-year disease-free survival rate equal to surgical removal of the prostate and may be superior to other early stage treatments, with a substantial reduction of the negative side effects -- impotence and incontinence -- frequently associated with surgery and external beam radiation treatment. The Company intends to manufacture and sell its prostate seeds to distributors of medical products as well as directly to hospitals.

     Radioactive Stents. The Company has developed, and applied for seven United States patents and has pending one international patent application for, new methods of implanting radioactivity onto coronary stents (metal mesh tubes designed to hold arteries open after angioplasty), which are used to prevent restenosis (reocclusion or renarrowing of the artery). Restenosis occurs following 30% - 40% of balloon angioplasty procedures. However, the incidence of restenosis has been shown to be reduced when the artery is treated with therapeutic intravascular radiation. Radiation applied locally to the site is designed to inhibit intimal hyperplasia (smooth muscle cell proliferation), thought to be a primary cause of restenosis. By implanting therapeutic radioactivity onto a stent, the patient can receive the appropriate dose of radiation within the coronary artery without significantly affecting the surrounding tissue. The Company intends to implant therapeutic radioactivity into stents manufactured by its customers.

     Radiopaque Coatings. The Company applies coatings that increase the visibility of medical devices manufactured by its customers and used in interventional cardiology and other catheter-based procedures. Interventional cardiology involves the positioning and manipulation of stents, guidewires, catheters, and other instruments by x-ray or fluoroscopic observation of those devices. Most of the instruments used in these procedures are transparent to x-rays and therefore cannot be fully observed. The Company has developed a proprietary process that provides an improved image of medical devices during interventional cardiology procedures by creating a thin film coating of radiopaque material over sections of the device.

     Orthopedic Implants. The Company implants nitrogen ions in the metal surfaces of knee and hip total joint replacements manufactured by its customers to reduce polyethylene wear and thereby increase the life of the implant. Knee and hip total joint replacements are typically composed of metal and polyethylene components that articulate against one another. The generation of polyethylene wear debris is one of the leading causes of osteolysis (deterioration of the bone surrounding the implant) which causes implant loosening and ultimately the need for revision surgery. In fiscal 1997, the Company processed approximately 50,000 metal components used in knee and hip total joint replacements, representing approximately 5% of all joint replacements worldwide.

     The Company is currently developing zirconia and alumina ceramic ion implantation techniques and believes they will emerge as the preferred next generation surface treatment method for orthopedic total joint replacements. Management believes the use of bulk ceramic or ceramic coated femoral components holds greater promise than other types of components in reducing osteolysis because ceramics have wear characteristics superior to metals and are biocompatible and inert. However, monolithic ceramic components are expensive when used for hip joint replacements and are too brittle to be used for knee joint replacements. The Company believes a ceramic coating of a metal implant will combine the superior strength of metal with the surface characteristics of ceramic at a modest increase in cost over traditional implants and will permit use in knee joint replacements.

     Semiconductor Ion Implantation. The Company supplies ion implantation services to numerous semiconductor manufacturers, research laboratories, and universities. Ion implantation of electronic dopants into silicon, the process by which silicon is turned into a semiconductor, is an integral part of the integrated circuit fabrication process. Many of the Company's customers provide semiconductor circuits and wafers to the communications satellite and cellular telephone markets.

SALES

     In fiscal 1998, the Company had revenue of approximately $2,904,000. All of such revenue was derived from nitrogen ion implantation of total hip and knee joint replacements, ion implantation of semiconductors, government research grants, and contract research. The Company has not sold any prostate seeds, radioactive coronary stents, or implanted ceramics into total hip and knee joint replacements, for commercial use. The Company will not be able to sell any such products until it, or its customer, has obtained appropriate clearance or approval from the U.S. Food and Drug Administration ("FDA") and state agencies.

     The Company expects to file a 510(k) notice of premarket clearance with the FDA for its iodine-125 prostate seed by March 1999 and believes this seed will receive clearance for sale in the second half of 1999. Although the Company has developed and delivered radioactive stents for use in animal studies, the Company believes its radioactive stents will not be available for commercial sale before 2001. The Company's customers will require FDA clearance or approval before commercial sale of total hip and knee replacements treated with ceramic ion implantation. The Company believes these total hip and knee replacements will not be available for commercial sale before 2001.

MARKETS

     The Company is focused on using its technologies to design, develop and manufacture medical implants and devices used to treat prostate cancer, heart disease, and in total joint replacements. These diseases occur most frequently in people over the age of 50. The Company believes that the growth in the number of people over the age of 50 in the United States and other highly developed countries, as a result of the so-called baby boom, will lead to increased numbers of procedures for the treatment of these diseases. For example, in the United States alone, 75 million people, one third of the entire U. S. population, were born between 1946 and 1964. The first of the baby boomers turned age 50 in 1996.

     The American Cancer Society estimates that in 1998 about 184,500 new cases of prostate cancer will be diagnosed and 39,200 men will die of the disease in the United States. Over 80% of prostate cancer is found in men over the age of
50. In 1997, 130,000 radical prostectomies and 45,000 external beam radiation treatments were performed. The principle problem with these procedures is that they frequently have significant side effects, including impotence and incontinence. In 55% of diagnosed cases, the cancers are localized in the prostate and are potential candidates for brachytherapy. The Company believes brachytherapy is an attractive alternative to surgery or external beam radiation for these cases because research to date has shown that it has a lower incidence of these side effects. In 1996 and 1997, 8,000 and 20,000 brachytherapy procedures, respectively, were performed and it is estimated that approximately 40,000 brachytherapy procedures will be performed in 1998.

     The American Heart Association estimates that in 1995 there were 434,000 balloon angioplasty procedures performed in the United States. Restenosis occurs in approximately 30% to 40% of all such procedures. It is estimated that currently more than 50% of balloon angioplasty procedures use one or more stents. The worldwide market for stents is estimated to be approximately $1.3 billion in 1998. Numerous clinical trials have shown that delivery of an appropriate dose of therapeutic radiation can reduce the incidence of restenosis by two-thirds and therefore the need for additional procedures. The Company believes that stents treated with therapeutic radiation will be an attractive alternative to traditional stents because they can reduce restenosis by delivering an appropriate dose of radioactivity to the affected site without adversely affecting the surrounding tissue.

     Osteoarthritis (a degenerative disease of joints) is a natural result of the aging process and is the predominant cause of the need for joint replacement. The Company believes that longer life expectancy as well as the growth in the number of people over 50 will cause the demand for total joint replacement to increase. The total joint replacement market was estimated to be 1,000,000 units worldwide in 1997, with the United States accounting for about 60% of the market. Over the last three years, the Company has treated approximately 50,000 of these units each year using its ion implantation process.

                                  THE OFFERING

Securities Offered by the
Company............................    1,000,000 Units, each consisting of one
                                       share of common stock, $0.10 par value
                                       per share (Common Stock"), and one
                                       Redeemable Common Stock Purchase Warrant
                                       ("Warrant") to purchase one share of
                                       Common Stock at 140% of the initial
                                       offering price at any time over a three-year period commencing thirteen months after the date of this Prospectus.
                                       Commencing thirteen months from the date of this Prospectus, the Warrants are subject to redemption by the Company at $0.20 per Warrant if the closing bid price of the Common Stock as reported on the American Stock Exchange averages in excess of 160% of the initial offering price for a period of fifteen consecutive trading days. See "Description of
                                       Securities."

Common Stock Outstanding Prior to
the Offering.......................    4,372,291 shares(1)

Common Stock to be Outstanding
after the Offering.................    5,372,291 shares(1)

Use of Proceeds....................    The net proceeds of this Offering will be
                                       used for research and development,
                                       expansion of facilities and acquisition
                                       of additional equipment, marketing,
                                       sales, and working capital and general
                                       corporate purposes. See "Use of
                                       Proceeds."

Proposed American Stock Exchange
Symbols

  Common Stock.....................    ISX

  Warrants.........................    ISXW

Risk Factors.......................    See "Risk Factors -- Intense Competition;
                                       Rapid Technological Change,"
                                       "-- Acceptance by Medical Community;
                                       Market Acceptance," "Uncertainties of
                                       Ability to Distribute," "-- Dependence on
                                       Patents and Proprietary Technology,"
                                       "-- Governmental Regulation," "-- No
                                       Prior Securities Market; Possible
                                       Volatility of Stock Price," "-- Immediate
                                       and Substantial Dilution."
---------------
(1) Based on shares of Common Stock outstanding on September 1, 1998. Does not give effect to an aggregate of up to 2,912,026 shares of Common Stock issuable upon exercise of: (i) the Warrants; (ii) the Underwriters' over-allotment option, including the shares underlying the Warrants included in the Units subject to such option; (iii) the Representative's Warrant (iv) the Warrants included in the Units issuable upon exercise of the Representative's Warrant or (v) 1,412,026 shares reserved for issuance under the Company's Stock Option Plan, the Company's Stock Purchase Plan and upon exercise of outstanding warrants. See "Underwriting," "Certain Transactions" and "Management -- Benefit Plans."

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth summary financial information of the Company at the dates and for the periods indicated. All information set forth below should be read in conjunction with the audited financial statements and notes thereto of the Company included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                YEAR ENDED JUNE 30,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
STATEMENT OF OPERATIONS DATA:
Product and contract research revenues......................  $2,678,918    $2,904,429
Equipment revenues(1).......................................     350,754            --
                                                              ----------    ----------
Total revenues..............................................   3,029,672     2,904,429
Total costs and expenses....................................   2,628,899     3,014,599
                                                              ----------    ----------
Operating income (loss).....................................     400,773      (110,170)
Other income (expenses), net................................     (21,043)       13,285
                                                              ----------    ----------
Income (loss) before provision (benefit) for income taxes...     379,730       (96,885)
Provision (benefit) for income taxes........................     161,400       (38,900)
Net income (loss)...........................................  $  218,330    $  (57,985)
                                                              ==========    ==========
Net income (loss) per share
  Basic.....................................................  $      .06    $     (.01)
  Diluted...................................................         .05          (.01)
Weighted average number of common and common
  equivalent shares outstanding
  Basic.....................................................   3,418,107     4,110,596
  Diluted...................................................   4,066,874     4,110,596

                                                                    JUNE 30, 1998
                                                              -------------------------
                                                                                AS
                                                                ACTUAL      ADJUSTED(2)
                                                              ----------    -----------
BALANCE SHEET DATA
Cash........................................................  $  311,189    $6,191,189
Current assets..............................................     871,289     6,751,289
Working capital.............................................     141,143     6,129,371
Total assets................................................   2,166,483     8,046,483
Current portion of long term debt, including capital
  lease.....................................................      55,352        55,352
Long term debt, including capital lease, net of current
  portion...................................................     246,581       246,581
Stockholders' equity........................................   1,177,456     7,057,456

---------------
(1) Represents non-recurring revenue from a contract to build one piece of customized manufacturing equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Footnote 5 of the audited financial statements.

(2) Adjusted to reflect the sale of 1,000,000 Units offered by the Company hereby at an estimated initial public offering price of $7.75 per Unit, after deducting estimated underwriting discounts and commissions and offering expenses, and the application of the net proceeds thereof. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     The Units being offered hereby represent a speculative investment and involve a high degree of risk and substantial dilution, and should not be purchased by persons who cannot afford the loss of their entire investment. Prospective investors should thoroughly consider all of the risk factors discussed below as well as other information in this Prospectus, including the information contained in the Financial Statements and notes thereto included elsewhere in this Prospectus, prior to purchasing the securities.

INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE

     The medical device industry is characterized by rapidly evolving technology and intense competition. Other companies in the medical device industry are currently marketing products that compete with the Company's products and may be developing, or could in the future develop, additional products that are competitive with the Company's products. Among the most closely competing products in intracoronary radiation therapy are radioactive tipped guidewires and radioactive fluid-filled balloons. Many of the Company's competitors have substantially greater capital resources, greater research and development, manufacturing and marketing resources and experience and greater name recognition than the Company does. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more effective than the Company's products or that would render the Company's products obsolete or noncompetitive. Moreover, there can be no assurance that the Company will be able to price its products at or below the prices of competing products and technologies in order to facilitate market acceptance. In addition, new procedures and medications could be developed that replace or reduce the importance of procedures that use the Company's products. Accordingly, the Company's success will depend in part on the Company's ability to respond quickly to medical and technological changes through the development and introduction of new products and enhancements. Product development involves a high degree of risk and there can be no assurance that the Company's new product development efforts will result in any commercially successful products. The Company's failure to compete or respond to technological change in an effective manner would have a material adverse effect on the Company. See "Business -- Competition."

ACCEPTANCE BY MEDICAL COMMUNITY; MARKET ACCEPTANCE

     There can be no assurance that the Company's radioactive seeds and stents, orthopedic ceramic coatings, radiopaque coatings or antimicrobial coatings will achieve acceptance, or continue to receive acceptance, by the medical community and market acceptance generally. The degree of market acceptance for the Company's products and services will depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration in the medical community and among health care payers of the clinical safety, efficacy and cost effectiveness of the Company's products. Certain of the medical indications that can be treated by the Company's devices or devices treated using the Company's coatings can also be treated by other medical procedures. Decisions to purchase the Company's products will primarily be influenced by members of the medical community, who will have the choice of recommending medical treatments, such as radiotherapeutic seeds, or the more traditional alternatives, such as surgery and external beam radiation therapy. Many alternative treatments currently are widely accepted in the medical community and have a long history of use. There can be no assurance that the Company's devices or technologies will be able to replace such established treatments or that physicians, health care payers, patients or the medical community in general will accept and utilize the Company's devices or any other medical products that may be developed or treated by the Company even if regulatory and reimbursement approvals are obtained. Long-term market acceptance of the Company's products and services will depend, in part, on the capabilities and operating features of the Company's products and technologies as compared to other available products and services. Failure of the Company's products and technologies to gain market acceptance would have a material adverse effect on the Company's business. See "-- Intense Competition; Rapid Technological Change" and "Business -- Products."

UNCERTAINTY OF ABILITY TO DISTRIBUTE

     Because the Company's medical products will be targeted to the medical community, the Company will have limited options in distributing its products and may incur additional requirements imposed on it by the FDA or its customers or distribution partners with respect to product characteristics and quality. A significant portion of the Company's sales to date have depended on its ability to provide products that meet the requirements of other medical product companies. There can be no assurance that the Company will be able to market its products successfully or that the Company will be able to enter into contracts for distribution of its products. The Company has limited internal marketing and sales resources and personnel. In order to market and sell its products and services, the Company expects to enter into distribution agreements. There can be no assurance that the Company will be able to enter into such agreements.

LIMITED COMMERCIALIZATION; UNCERTAINTY OF PRODUCT DEVELOPMENT

     The Company currently markets or plans to market products, including radioactive seeds and stents, orthopedic ceramic coatings, radiopaque coatings and antimicrobial coatings that may require substantial further investment in research, product development, preclinical and clinical testing and governmental regulatory approvals prior to being marketed and sold. The Company's ability to increase revenues and achieve profitability and positive cash flow will depend, in part, on its ability to complete such product development efforts, obtain such regulatory approvals, and establish manufacturing and marketing programs and gain market acceptance for such proposed products.

     In particular, the Company's radioactive stents are in an early stage of development and are only being used in animal studies. There can be no assurance that the clinical trials will ever be undertaken or, if undertaken, will conclude that the radioactive stents have a sufficient degree of safety and efficacy. In addition, there can be no assurance that the radioactive stents will reduce the frequency of restenosis outside of test conditions.

     The Company's product development efforts are subject to the risks inherent in the development of such products. These risks include the possibility that the Company's products will be found to be ineffective or unsafe, or will otherwise fail to receive necessary regulatory approvals; that the products will be difficult to manufacture on a large scale or be uneconomical to market; that the proprietary rights of third parties will interfere with the Company's product development; or that third parties will market superior or equivalent products which achieve greater market acceptance. Furthermore, there can be no assurance that the Company will be able to conduct its product development efforts within the time frames currently anticipated or that such efforts will be completed successfully. See "-- Product Liability" and "Business -- Products."

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

     Although the Company has four United States patents issued and twenty-one United States and two international patent applications pending for its technology and processes, the Company's success will depend, in part, on its ability to obtain the patents applied for and maintain trade secret protection for its technology and operate without infringing on the proprietary rights of third parties. The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any pending patent applications or any future patent application will issue as patents, that the scope of any patent protection obtained will be sufficient to exclude competitors or provide competitive advantages to the Company, that any of its patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Furthermore, there can be no assurance that others have not or will not develop similar products, duplicate any of the Company's products or design around any patents issued or that may be issued in the future to the Company. In addition, whether or not patents are issued to the Company, others may hold or receive patents which contain claims having a scope that covers products or processes developed by the Company.

     Moreover, there can be no assurances that patents issued to the Company will not be challenged, invalidated or circumvented or that the rights thereunder will provide any competitive advantage. The

Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted to third parties. Patents and patent applications in the United States may be subject to interference proceedings brought by the U.S. Patent Office, or to opposition proceedings initiated in a foreign patent office by third parties. The Company may incur significant costs defending such proceedings. In addition, the Company may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms if at all. If the Company does not obtain required licenses, the Company could encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed. See "Business."

     The Company also relies on unpatented proprietary technology, trade secrets and know-how and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes, that such technology or know-how will not be disclosed or that the Company can meaningfully protect its rights to such unpatented proprietary technology, trade secrets, or know-how. Although the Company has entered into non-disclosure agreements with its employees and consultants, there can be no assurance that such non-disclosure agreements will provide adequate protection for its trade secrets or other proprietary know-how.

MANAGEMENT OF GROWTH

     The Company has limited experience in the commercial production of prostate seeds or the commercial implantation of therapeutic radiation onto stents. The Company's future success will depend upon, among other factors, its ability to recruit, hire, train and retain highly educated, skilled and experienced management and technical personnel, to generate capital from operations, to scale-up its manufacturing process and expand its facilities and to manage the effects of growth on all aspects of its business, including research, development, manufacturing, distribution, sales and marketing, administration and finance. The Company's failure to identify and exploit new product and service opportunities, attract or retain necessary personnel, generate adequate revenues or conduct its expansion or manage growth effectively could have a material adverse effect on the Company's business.

DEPENDENCE ON MAJOR CUSTOMERS

     Approximately 48% of the Company's sales in fiscal 1998 were made to Stryker Osteonics Corporation and Biomet Inc. The Company has no significant purchase commitments from these or other customers extending beyond one year. There can be no assurance that these customers will continue to purchase the Company's products and services at the same levels as in previous years or that such relationships will continue in the future. The loss of a significant amount of business from any of these customers would have a material adverse effect on the sales and operating results of the Company. The Company has an agreement to supply an ion implantation process to a customer through January 1999. There can be no assurance that this agreement will be renewed. See "Business -- Products."

GOVERNMENTAL REGULATION

     The manufacture and sale of the Company's medical device products are subject to extensive regulation principally by the Food and Drug Administration (the "FDA") in the United States and corresponding foreign regulatory agencies in each country in which it sells its products. These regulations affect product approvals, product standards, packaging requirements, design requirements, manufacturing and quality assurance, labeling, import restrictions, tariffs and other tax requirements. Securing FDA authorizations and approvals requires submission of extensive clinical data and supporting information. In most instances, the manufacturers or licensees of medical devices that are treated by the Company will be responsible for securing regulatory approval for medical devices incorporating the Company's technology. However, the Company plans on preparing and maintaining Device Master Files which may be accessed by the FDA. The Company expects to incur substantial product development, clinical research and other expenses in connection with obtaining final regulatory clearance or approval for and commercialization of its products.

     Certain medical devices incorporating the Company's technology, including prostate seeds, have historically been subject to the FDA's 510(k) notification of pre-market clearance which typically requires about three to nine months from submission to clearance to market. If the FDA determines that a particular medical device should be subject to a supplemental or full pre-market approval ("PMA") review, a significantly longer review period may be required. The Company's products for treating restenosis and certain other cardiology and orthopedic medical devices typically must undergo a PMA review. The time required to obtain approval for sale of a particular medical device internationally may be longer or shorter than that required for FDA clearance or approval.

     There can be no assurance that the Company's medical device manufacturers or licensees will be able to obtain regulatory clearance or approval for devices incorporating the Company's technology on a timely basis, or at all. Regulatory clearance or approvals, if granted, may include significant limitations of the indicated uses for which the product may be marketed. In addition, product clearance or approval could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of products incorporating the Company's technology or subject the Company to additional regulation.

     In addition to FDA regulation, certain of the Company's activities are regulated by and require approvals from other federal and state agencies. For example, aspects of the Company's operations require the approval of the Massachusetts Department of Public Health and registration with the Department of Labor and Industries. Furthermore, the Company's use, management, transportation, and disposal of certain chemicals and wastes are subject to regulation by several federal and state agencies depending on the nature of the chemical or waste material. Certain toxic chemicals and products containing toxic chemicals may require special reporting to the United States Environmental Protection Agency and/or its state counterparts. The company's future operations may require additional approvals from federal and/or state environmental agencies. There can be no assurance that the Company will be able to obtain necessary government approvals, or that it will be able to operate with the conditions that may be attached to future regulatory approvals. Moreover, there can be no assurance that the Company will be able to maintain previously-obtained approvals. While it is the Company's policy to comply with applicable regulations, failure to comply with existing or future regulatory requirements and failure to obtain or maintain necessary approvals could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Failure or delay of the Company's medical device manufacturers in obtaining FDA and other necessary regulatory clearance or approval, the loss of previously obtained clearance or approvals, as well as failure to comply with other existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

     Because certain of the Company's products utilize radiation sources, their manufacture, distribution, transportation, import/export, use and disposal will also be subject to federal, state and/or local laws and regulations relating to the use, handling, procurement and storage of radioactive materials. Specifically, the Company will need to obtain the approval of its radiation sources for certain medical uses by the Department of Health of The Commonwealth of Massachusetts to commercially distribute the radiation sources in the United States. The Company must also comply with U.S. Department of Transportation regulations on the labeling and packaging requirements for shipment of radiation sources to hospitals or other users of the Company's products. The Company expects that there will be comparable regulatory requirements and/or approvals in markets outside the United States. If any of the foregoing approvals are significantly delayed or not obtained, the Company's business could be materially adversely affected. See "Business -- Government Regulation."

HAZARDOUS MATERIALS

     The Company's research activities sometimes involve the use of various hazardous materials. Although the Company believes that its safety procedures for handling, manufacturing, distributing, transporting and disposing of such materials comply with the standards for protection of human health, safety, and the environment, prescribed by local, state, federal and international regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Nor can the Company eliminate the risk that one or more of its hazardous material or hazardous waste handlers may cause contamination for which, under laws imposing strict liability, the Company could be held liable. While the Company currently maintains insurance in amounts which it believes are appropriate in light of the risk of accident, the Company could be held liable for any damages that might result from any such event. Any such liability could exceed the Company's insurance and available resources and could have a material adverse effect on its business. See "Business -- Government Regulation."

DEPENDENCE ON STRATEGIC ALLIANCES

     The Company intends to continue pursuing a strategy of researching, developing and commercializing new products using the financial and technical support of corporate partners. The Company's success will depend, in part, on its ability to attract additional partners. There can be no assurance that the Company can successfully enter into additional strategic alliances or that such alliances will result in increased commercialization of the Company's products.

DEPENDENCE ON INTERNATIONAL SALES

     The Company anticipates that international sales will increasingly account for a significant portion of net sales and revenues. The Company intends to expand its export sales and to enter additional international markets, which may require significant management attention and financial resources. The Company's operating results are subject to the risks inherent in international sales, including, but not limited to, regulatory requirements, political and economic changes and disruptions, transportation delays, national preferences for locally manufactured products and import duties or other taxes which may affect the prices of the Company's products in other countries relative to competitors' products. In addition, present or future U.S. government trade restrictions relating to sales to certain countries may limit the Company's ability to sell its products in the affected foreign countries.

     The Company currently sells its products only in U.S. dollars. As a result, the Company's sales could be adversely affected to the extent that its customers have limited access to U.S. dollars and to the extent that fluctuations in exchange rates may render the Company's prices less competitive relative to competitors' prices. If the Company chooses to accept payment for its products in other currencies, it may be subject to reduced profits from adverse changes in exchange rates. These factors could have a material adverse effect on the Company's business, results of operations or financial condition. See
"Business -- Sales and Marketing."

UNCERTAIN AVAILABILITY OF THIRD PARTY REIMBURSEMENT; POSSIBLE HEALTH CARE
REFORMS

     Medicare, Medicaid and other government insurance programs, as well as private insurance reimbursement programs greatly affect suppliers of health care products. Several of the products produced or processed by the Company, including its orthopedic implants, prostate seeds, stents, and interventional cardiology instruments and devices, are currently being reimbursed by third party payers. The Company's customers rely on third-party reimbursements to cover all or part of the costs of most of the procedures in which the Company's products are used. Third party payers may affect the pricing or relative attractiveness of the Company's products by regulating the maximum amount of reimbursement provided by such payers to the physicians, hospitals and clinics using the Company's devices, or by taking the position that such reimbursement is not available at all. The amounts of reimbursement by third party payers in those states that do provide reimbursement varies considerably. Major third party payers reimburse inpatient medical treatment, including all or most operating costs and all or most furnished items or services, including devices such as the Company's, at a prospectively fixed rate based on the diagnosis-related group ("DRG") that covers such treatment as established by the federal Health Care Financing Administration. For interventional cardiology procedures, the fixed rate of reimbursement is based on the procedure or procedures performed and is unrelated to the specific devices used in such procedure. Therefore, the amount of profit realized by suppliers of health care services in connection with the procedure may be reduced by the use of the Company's devices if they prove to be costlier than competing products. If a procedure is not covered by a DRG, certain third party payers may deny reimbursement.

     Alternatively, a DRG may be assigned that does not reflect the costs associated with the use of the Company's devices or devices treated using the Company's services, resulting in limited reimbursement. If, for any reason, the cost of using the Company's products or services was not to be reimbursed by third party payers, the Company's ability to sell its products and services would be materially adversely affected. In the international market, reimbursement by private third party medical insurance providers, and governmental insurers and providers, varies from country to country. In certain countries, the Company's ability to achieve significant market penetration may depend upon the availability of third party governmental reimbursement. See "Business -- Government Regulation."

PRODUCT LIABILITY RISKS; INSURANCE

     To date no product liability claims have been asserted against the Company; however, the testing, marketing and sale of implantable devices and materials entail an inherent risk that product liability claims will be asserted against the Company, if the use of its devices is alleged to have adverse effects on a patient, including exacerbation of a patient's condition, further injury, or death. A product liability claim or a product recall could have a material adverse effect on the Company's business. Certain of the Company's devices are designed to be used in treatments of diseases where there is a high risk of serious medical complications or death. Although the Company intends to obtain product liability insurance coverage when it commences sales of its seeds and stents, there can be no assurance that in the future the Company will be able to obtain such coverage on acceptable terms or that insurance will provide adequate coverage against any or all potential claims. Furthermore there can be no assurance that the Company will avoid significant product liability claims and the attendant adverse publicity. Any product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on the Company's business. See "Business -- Product Liability and Insurance."

DEPENDENCE ON SUPPLIERS

     The Company relies on a limited number of suppliers to provide materials used to manufacture its products. If the Company cannot obtain adequate quantities of necessary materials and services from its suppliers, there can be no assurance that the Company would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. Moreover, in order to maintain its relationship with major suppliers, the Company may be required to enter into preferred supplier agreements that will increase the cost of materials obtained from such suppliers, thereby also increasing the prices of the Company's products. The limited sources, unavailability of adequate quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of raw materials or services could have a material adverse effect on the Company's business.

UNCERTAIN FUTURE CAPITAL REQUIREMENTS

     The Company may require funds in addition to the net proceeds of the Offering for its research and development programs, operating expenses, regulatory processes and manufacturing and marketing programs. The Company may seek additional funding through public or private financing or licensing or other arrangements with corporate partners. If the Company raises additional funds by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders; debt financing, if available, may involve restrictive covenants. The Company's capital requirements will depend on numerous factors, including the sales of its products, the progress of its research and development programs, the progress of preclinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, developments and changes in the Company's existing research, licensing and other relationships and the terms of any new arrangements that the Company may establish.

     Under the provisions of its Loan Agreement, the Company is required to maintain compliance with certain financial covenants including debt service coverage, minimum levels of net worth and restrictions on indebtedness. At June 30, 1998, the Company's debt service coverage and net worth was less than the required amounts. The Company's bank has waived its rights under the Loan Agreement with respect to compliance with these financial covenants at June 30, 1998. The Company is required to comply with these covenants at September 30, 1998, and quarterly thereafter. The Company believes that it will be able to satisfy its covenants at September 30, 1998, and quarterly thereafter, however, there can be no assurance that the Company will be successful.

     There can be no assurance that additional financing will be available or will be available on acceptable terms when needed. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back or eliminate certain of its research and product development programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RELIANCE UPON MANAGEMENT

     The Company is substantially dependent, for the foreseeable future, upon its Chairman of the Board, President and Chief Executive Officer, Anthony J. Armini and its Vice President and Chief Scientist, Stephen N. Bunker, both of whom currently devote their full time and efforts to the management of the Company. The Company has entered into an employment agreement with each of these officers. If the Company were to lose the services of Mr. Armini or Mr. Bunker for any significant period of time, its business would be materially adversely affected. See "Management."

DEPENDENCE ON QUALIFIED PERSONNEL; ABILITY TO ATTRACT QUALIFIED PERSONNEL

     There is intense competition for qualified personnel in the medical device field, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The loss of the services of existing personnel as well as the failure to recruit additional qualified scientific, technical and managerial personnel in a timely manner would be detrimental to the Company's anticipated growth and expansion into areas and activities requiring additional expertise such as marketing. The failure to attract and retain such personnel could adversely affect the Company's business. See "Business -- Employees" and "Management."

POTENTIAL ACQUISITIONS

     The Company may in the future utilize a portion of the net proceeds of the Offering to pursue acquisitions of complementary businesses as part of its corporate strategy. While as of the date of this Prospectus, the Company has no commitments or agreements with respect to any acquisition, the Company plans regularly to evaluate acquisition opportunities that fit within its business plan. Acquisitions involve numerous risks, including potential difficulties in the assimilation of acquired operations, diversion of management's attention away from normal operating activities, negative financial impact based on the amortization of any acquired intangible assets, potential loss of key employees of the acquired operation and potential financial risk resulting from pre-acquisition liabilities that may exceed any indemnities which may be provided by the seller.

     The Company may require additional capital for acquisitions. Funds for these purposes may be obtained from a number of sources, including bank financing and additional sales of equity securities through either public or private financing. There can be no assurance that any additional financing can be obtained or, if obtained, that it would be on commercially acceptable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REPRESENTATIVE'S INFLUENCE OVER POTENTIAL FUTURE CAPITAL FINANCING

     The Company has agreed that for a period of thirteen months from the date of this Prospectus, it will not sell or otherwise dispose of any of its securities (with the exception of the shares of Common Stock issued upon exercise of the Warrants, currently outstanding options and options granted under the Company's Stock Option Plan) without the Representative's prior written consent. The Representative has informed the Company that these agreements are for the purpose of encouraging the Company not to issue additional securities on terms that would be dilutive to investors who participate in this Offering, although there can be no assurance that additional sales of securities will not occur that may have dilutive effects. The Representative has further advised the Company that in determining whether consent will be granted the Representative will consider, on a case-by-case basis, in addition to the potential dilution to existing shareholders, a number of factors, including the Company's current need for additional financing, the purposes for which the financing is sought and the cost and availability of alternative sources of non-equity financing. See "Underwriting."

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     Upon completion of this Offering, current principal stockholders and management of the Company will own approximately 77.6% of the outstanding Common Stock, assuming no exercise of options or warrants. The Company's principal stockholders and current management will, as a practical matter, be able to direct the affairs of the Company. See "Principal Stockholders."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     The Company believes that its operating results may be subject to substantial quarterly fluctuations due to several factors, some of which are outside its control, including fluctuating market demand for, and declines in the average selling price of, the Company's products, the timing of significant orders from customers, delays in the introduction of new or improved products, delays in obtaining customer acceptance of new or changed products, the cost and availability of raw materials, and general economic conditions. A substantial portion of the Company's revenue in any quarter historically has been derived from orders booked in that quarter, and historically, backlog has not been a meaningful indicator of revenues for a particular period. Accordingly, the Company's sales expectations currently are based almost entirely on its internal estimates of future demand and not from firm customer orders. See "Business."

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of the Common Stock in the public market, or the prospect of such sales, could materially adversely affect the market price of the Common Stock and the Warrants and the Company's ability to raise equity capital in the future. Upon completion of this Offering, the Company will have outstanding 5,372,291 shares of Common Stock. Of these shares, 4,372,291 shares will be restricted shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). The 1,000,000 shares offered hereby will be immediately eligible for sale in the public market without restriction on the date of the Prospectus. Of the Restricted Shares, 4,205,845 are subject to lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for thirteen months after the date of this Prospectus, without the prior written consent of the Representative. Taking into account the lock-up agreements and the restrictions of Rules 144, 144(k) and 701 promulgated under the Securities Act, all of the Restricted Shares will be available for sale in the public market beginning --, 1999 (thirteen months from the date of this Prospectus). Sales in the public market of substantial amounts of Common Stock, or the perception that such sales could occur, could depress prevailing market prices for the Common Stock and the Company's ability to raise additional capital through the sale of equity securities. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED FOR ISSUANCE

     The Company has reserved 1,000,000 shares of Common Stock for issuance upon the exercise of the Warrants issued in this Offering exclusive of any over-allotment option. The Company has reserved 1,960,000 shares of Common Stock for issuance to employees, officers, directors, and consultants pursuant to option exercises or sales of Common Stock under the Company's Stock Option Plan. The Company intends to file a registration statement on Form S-8 under the Securities Act to register the sale of these 1,960,000 shares 13 months after this offering. Shares of Common Stock issued upon exercise of options after the effective date of the registration statement on Form S-8 will be available for sale in the public market, subject in some cases to volume and other limitations, including the lock-up agreements referred to above. To date, the Company has granted options to purchase a total of 867,300 shares of Common Stock, at prices ranging from $0.36 to $6.00. The Company will issue to the Representative, in connection with this Offering, the Representative's Warrant to purchase 100,000 shares of Common Stock and 100,000 Warrants, and has reserved 200,000 shares of Common Stock for issuance upon exercise of the Representative's Warrant and the Warrants acquired upon such exercise. The existence of the Warrants, the Representative's Warrant and any other options or warrants may prove to be a hindrance to the Company's future equity financing. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Sales in the public market of substantial amounts of Common Stock, or the perception that such sales could occur, could depress prevailing market prices for the Common Stock and Warrants. See "Management -- Benefit Plans" and "Description of Securities."

NO PRIOR SECURITIES MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     There has been no prior market for the Common Stock or the Warrants and there can be no assurance that a public market for the Common Stock or the Warrants will develop or be sustained after the Offering. In the absence of such a market, purchasers of the Common Stock and the Warrants may experience substantial difficulty in selling their securities. The initial public offering price for the Common Stock and Warrants has been determined by negotiations between the Company and the Representative. The trading price of the Common Stock and Warrants could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations, general conditions in the Company's industries and other factors. In addition, the capital markets are subject to price and volume fluctuations that affect the market prices of publicly traded securities in general, and the market prices of less heavily capitalized high technology companies in particular. Such fluctuations may be unrelated to actual operating performance.

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Common Stock offered hereby will incur immediate and substantial dilution of approximately $6.45 per share, or 83% of their investment in the shares of Common Stock (assuming an initial public offering price of $7.75 per share), in that the net tangible book value of the Common Stock after this Offering will be approximately $1.30 per share. See "Dilution."

LEGAL RESTRICTIONS ON SALES OF SHARES UNDERLYING THE WARRANTS

     The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of the Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain effective a registration statement relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

REDEMPTION OF WARRANTS

     Commencing thirteen months from the date of this Prospectus, the Warrants are subject to redemption at $0.20 per Warrant if the closing bid price of the Common Stock as reported on the American Stock Exchange (or any other market on which the stock is then traded) averages in excess of 160% of the initial offering price over a period of fifteen consecutive trading days. In the event the Company elects to redeem the Warrants, such Warrants would be exercisable until the close of business on the date fixed for redemption. If any Warrant called for redemption is not exercised by such date, it will cease to be exercisable and the holder will be entitled only to the redemption price. See "Description of Securities -- Warrants."

NO ANTICIPATED DIVIDENDS

     The Company has not previously paid any dividends on the Common Stock and, for the foreseeable future, intends to continue its policy of retaining any earnings to finance the development and expansion of its business. The Company's revolving credit line, term loan and equipment purchase facility with its principal lender prohibit the payment of dividends other than common stock dividends. See "Dividend Policy."

POSSIBLE ISSUANCE OF PREFERRED STOCK

     The Company's Articles of Organization authorize the issuance of up to 5,000,000 shares of preferred stock, $0.10 par value per share ("Preferred Stock"), in series with designations, rights (including voting rights), and preferences determined from time to time by its Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party and, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Securities."

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by Massachusetts Business Corporation Act, the Company has included in its Articles of Organization a provision to eliminate the personal liability of the Board of Directors for monetary damages for breaches or alleged breaches of their duties as directors, subject to certain exceptions. In addition, the Bylaws provide that the Company is required to indemnify our officers and directors under certain circumstances, including circumstances in which indemnification would otherwise be discretionary, and that the Company is required to advance expenses to its officers and directors as incurred in connection with any proceeding against them for which they may be indemnified.

                                USE OF PROCEEDS

     If all 1,000,000 Units offered by this Prospectus are sold at an initial public offering price per unit of $7.75, the Company will receive net proceeds of approximately $5,880,000 ($6,891,375 if the over-allotment option is exercised in full). Net proceeds are determined after estimated commissions, discounts and offering expenses payable by the Company.

     The Company intends to use the net proceeds of this offering for the following purposes:

                                                                           PERCENTAGE OF
                                                               AMOUNT      NET PROCEEDS
                                                             ----------    -------------
Research and development activities and regulatory
  matters..................................................  $1,500,000        25.5%
  -  Expenditures to increase research personnel,
     development expenses, and regulatory matters
Facilities and equipment...................................  $2,500,000        42.5%
  -  Expenditures in connection with expansion of the
     Company's facilities and the related acquisition of
     additional equipment to prepare for and to increase
     production capacity
Marketing and sales........................................  $1,000,000        17.0%
  -  Expenditures for introducing new products, market
     research studies, marketing collateral materials,
     trade show participation, public relations,
     advertising expenses and marketing personnel
Working capital and general corporate purposes.............  $  880,000        15.0%

     The amount and timing of working capital expenditures may vary significantly depending upon numerous factors, including the progress of the Company's research and development programs, the timing and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, payments received under collaborative agreements, changes in collaborative research relationships, the costs associated with potential commercialization of the Company's products, including the development of marketing and sales capabilities, the cost and availability of third-party financing for capital expenditures and administrative and legal expenses.

     The Company believes that its available cash and existing sources of funding, together with the proceeds of this offering and interest earned thereon, will be adequate to maintain its current and planned operations for the next 18 months.

     Until used, the Company intends to invest the net proceeds of this offering in interest-bearing, investment-grade securities. While the net proceeds are so invested, the interest earned by the Company on such proceeds will be limited by available market rates. The Company intends to invest and use such proceeds so as not to be considered an "investment company" under the Investment Company Act of 1940, as amended.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for the expansion and operation of its business, and does not anticipate paying cash dividends in the foreseeable future. The Company's revolving credit line, term loan and equipment purchase facility with its principal lender prohibit the payment of dividends other than common stock dividends.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998, on an actual basis and as adjusted to reflect the sale by the Company of 1,000,000 Units offered hereby (at an assumed initial public offering price of $7.75 per Unit and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company) and the application of the estimated net proceeds therefrom. The capitalization information set forth in the following table is qualified by the more detailed Financial Statements and Notes thereto included elsewhere in this Prospectus and should be read in conjunction with such Financial Statements and Notes thereto.

                                                                    JUNE 30, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
Current portion of long-term debt, including capital
  lease.....................................................  $   55,352    $   55,352
Long-term debt, including capital lease, net of current
  portion...................................................     246,581       246,581
Stockholders' equity:
  Preferred Stock, par value $0.10 per share; no shares
     authorized, issued or outstanding, actual; 5,000,000
     shares authorized, no shares issued and outstanding, as
     adjusted...............................................          --            --
  Common Stock, par value $.10 per share; 6,500,000 shares
     authorized and 622,613 shares issued and outstanding,
     actual; 20,000,000 shares authorized and 5,358,291
     shares issued and outstanding, as adjusted(1)..........      62,261       535,829
Additional paid-in capital..................................   1,380,555     6,786,987
Retained earnings (accumulated deficit).....................    (265,360)     (265,360)
                                                              ----------    ----------
  Total stockholders' equity................................   1,177,456     7,057,456
                                                              ----------    ----------
          Total capitalization..............................  $1,479,389    $7,359,389
                                                              ==========    ==========

---------------

(1) Does not give effect to an aggregate of up to 2,912,026 shares of Common Stock issuable upon exercise of: (i) the Warrants; (ii) the Underwriters' over-allotment option, including the shares underlying the Warrants included in the Units subject to such option; (iii) the Representative's Warrant;
    (iv) the Warrants included in the Units issuable upon exercise of the Representative's Warrant, or (v) the issuance of any of the 1,135,946 shares reserved for issuance under the Company's Stock Option Plan, the 164,500 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan and the 111,580 shares of Common Stock reserved for issuance upon exercise of outstanding warrants. See "Underwriting" and "Management -- Benefit Plans."

                                    DILUTION

     The net tangible book value of the Company's Common Stock as of June 30, 1998 was approximately $696,207, or $0.16 per share. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the 4,358,291 shares of Common Stock outstanding as of June 30, 1998 (after accounting for the 7-for-1 stock split).

     Net tangible book value dilution per share represents the difference between the amount per share paid by new investors who purchase Units in this Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the sale of 1,000,000 Units in this Offering at an assumed initial public offering price of $7.75 per Unit, after deduction of estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of the Company at June 30, 1998 would have been $6,939,718 or $1.30 per share.

     This represents an immediate increase in net tangible book value of $1.14 per share to existing shareholders, and an immediate dilution in net tangible book value of $6.45 per share to new investors in the Offering, as illustrated in the following table:

Assumed initial public offering price per Unit(1)..................    $7.75
  Net tangible book value per share at June 30, 1998........  $0.16
  Increase per share attributable to new investors..........   1.14
Pro forma net tangible book value per share after the
  Offering(2)......................................................     1.30
                                                                       -----
Net tangible book value dilution per share to new investors(3).....    $6.45
                                                                       =====

---------------
(1) Before deduction of estimated underwriting discounts and commissions and offering expenses to be paid by the Company. Assumed initial public offering price includes $.10 for a warrant.

(2) Does not give effect to an aggregate of up to 2,912,026 shares of Common Stock issuable upon exercise of: (i) the Warrants; (ii) the Underwriters' over-allotment option, including the shares underlying the Warrants included in the Units subject to such option; (iii) the Representative's Warrant;
    (iv) the Warrants included in the Units issuable upon exercise of the Representative's Warrant, or (v) the issuance of any of the 1,135,946 shares reserved for issuance under the Company's Stock Option Plan, the 164,500 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Option Purchase Plan and the 111,580 shares of Common Stock reserved for issuance upon exercise of outstanding warrants. See "Underwriting" and "Management -- Benefit Plans."

(3) Represents dilution of approximately 83% to purchasers of the Units.

     The following table summarizes as of June 30, 1998, on a pro forma basis to reflect the same adjustments described above, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by (i) the existing holders of Common Stock and (ii) the new investors in the Offering, assuming the sale of 1,000,000 Units by the Company hereby at an initial public offering price of $7.75 per Unit. The calculations are based upon total consideration given by new and existing shareholders, before any deduction of estimated underwriting discounts and commissions and offering expenses.

                                       SHARES PURCHASED       TOTAL CONSIDERATION
                                     --------------------    ---------------------        AVERAGE
                                      NUMBER      PERCENT      AMOUNT      PERCENT    PRICE PER SHARE
                                     ---------    -------    ----------    -------    ---------------
Existing shareholders..............  4,358,291      81.3%    $1,310,862      14.5%         $0.30
New Investors......................  1,000,000      18.7%    $7,750,000      85.5%         $7.75
                                     ---------     -----     ----------     -----
          Total(1).................  5,358,291     100.0%    $9,060,862     100.0%
                                     =========     =====     ==========     =====

---------------
(1) The foregoing table does not give effect to the items described in footnotes
    (1) and (2) to the previous dilution table.

                            SELECTED FINANCIAL DATA

     The following selected financial data for the fiscal years ended June 30, 1997 and June 30, 1998 has been derived from the Company's audited historical financial statements, which are included in this Prospectus. This data should be read in conjunction with the Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                YEARS ENDED JUNE 30,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
STATEMENT OF OPERATIONS DATA:
Product and contract research revenues......................  $2,678,918    $2,904,429
Equipment revenues(1).......................................     350,754            --
                                                              ----------    ----------
Total revenues..............................................   3,029,672     2,904,429
Cost of product and contract research revenues..............   1,308,520     1,620,941
Cost of equipment revenues..................................     347,414            --
Research and development....................................     346,604       390,157
Selling, general and administrative.........................     626,361     1,003,501
                                                              ----------    ----------
Total costs and expenses....................................   2,628,899     3,014,599
                                                              ----------    ----------
Operating income (loss), net................................     400,773      (110,170)
Other income (expense)......................................     (21,043)       13,285
                                                              ----------    ----------
Income (loss) before provision (benefit) for income taxes...     379,730       (96,885)
Provision (Benefit) for income taxes........................     161,400       (38,900)
                                                              ----------    ----------
Net income (loss)...........................................  $  218,330    $  (57,985)
                                                              ==========    ==========
Net income (loss) per share.................................
  Basic.....................................................  $      .06    $     (.01)
  Diluted...................................................  $      .05    $     (.01)
Weighted average number of common and common
  equivalent shares outstanding.............................
  Basic.....................................................   3,418,107     4,110,596
  Diluted...................................................   4,066,874     4,110,596

                                                                     JUNE 30, 1998
                                                              ----------------------------
                                                                ACTUAL      AS ADJUSTED(2)
                                                              ----------    --------------
BALANCE SHEET DATA:
Cash........................................................  $  311,189      $6,191,189
Current assets..............................................     871,289       6,751,289
Working capital.............................................     141,143       6,129,371
Total assets................................................   2,166,483       8,046,483
Current portion of long term debt, including capital
  lease.....................................................      55,352          55,352
Long term debt, including capital lease, net of current.....     246,581         246,581
Stockholders' equity........................................   1,177,456       7,057,456

---------------
(1) Represents non-recurring revenue from a contract to build one piece of customized manufacturing equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Footnote 5 of the audited financial statements.

(2) Adjusted to reflect the sale of 1,000,000 Units offered by the Company hereby at an estimated initial public offering price of $7.75 per Unit, after deducting estimated underwriting discounts and commissions and offering expenses, and the application of the net proceeds thereof. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. The discussion in this Section contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve risks and uncertainties. The safe harbor from private actions based on untrue statements or omissions of material fact that is provided by the two statutory provisions does not apply to statements made in connection with an initial public offering. The Company's actual results and the timing of certain events may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "Business."

OVERVIEW

     Implant Sciences Corporation (the "Company") was founded in 1984 by its present CEO and initially provided ion implantation services to the aerospace and machine tool industries. The Company had proprietary equipment and processes which provided increased hardness, wear resistance, and corrosion resistance to its customers' components. In 1986, the Company added its first semiconductor ion implantation machine to compete in the semiconductor industry. The Company now has three automated semiconductor implanters which produced annual revenues of approximately $667,000 in fiscal 1998.

     In 1990, the Company developed, manufactured and began to sell wear testing equipment to complement its ion implantation business. In 1994, the Company's ion implantation business expanded into medical implants including total joint replacements which is now the Company's largest revenue producer. By 1995, the Company divested the wear test equipment product line through an asset sale to Falex Corporation for a total price of $200,000 and future aggregate minimum royalty payments of $175,000. This divestiture was made to focus the Company's development and engineering personnel on the expanding medical device market.

     In 1993 and in 1995, the Company accepted two significant government contracts to design, construct and install two large ion implantation systems at customer sites. The second system was completed in 1997 for a total contract amount of approximately $1,933,000 of which $351,000 was recognized as revenue in fiscal 1997. In 1998, the Company ceased producing this equipment line to devote its entire engineering staff to the medical device business. The Company continues to build ion implantation equipment for its own use. The Company believes that its proprietary equipment expertise is best devoted to manufacturing its own products such as radioactive prostate seeds, radioactive stents, and coatings for orthopedic implants and other medical devices. In addition to its three semiconductor ion implanters, the Company now operates four implanters dedicated to medical production including one special purpose ion implanter for the production of radioactive stents, two implanters dedicated to research and development, and has two under construction. At present the Company's revenues are approximately 77% from the medical products and services business and the remainder from the semiconductor ion implantation business.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statements of operations data for the periods indicated as a percentage of total revenues:

                                                              YEARS ENDED JUNE 30,
                                                              ---------------------
                                                               1997          1998
                                                              -------       -------
Revenues:
  Product and contract research revenues:
     Medical................................................    73.7%         77.0%
     Semiconductor..........................................    14.8          23.0
  Equipment.................................................    11.5            --
                                                               -----         -----
          Total revenues....................................   100.0         100.0
Costs and expenses:
  Cost of product and contract research revenues............    43.2          55.8
  Cost of equipment revenues................................    11.5            --
  Research and development..................................    11.4          13.4
  Selling, general and administrative.......................    20.7          34.6
                                                               -----         -----
          Total costs and expenses..........................    86.8         103.8
                                                               -----         -----
Operating income (loss).....................................    13.2          (3.8)
Other income (expense), net.................................    (0.7)          0.5
                                                               -----         -----
Income before (benefit) provision for income taxes..........    12.5          (3.3)
(Benefit) provision for taxes...............................     5.3          (1.3)
                                                               -----         -----
Net income (loss)...........................................     7.2%         (2.0)%
                                                               =====         =====

FISCAL 1998 COMPARED TO FISCAL 1997

     Revenues. Total revenues decreased to approximately $2,904,000, in fiscal 1998, from approximately $3,030,000, in fiscal 1997. The 4.2% decrease was primarily attributable to the completion of a one-time contract, completed in fiscal 1997, to build one piece of customized manufacturing equipment. The Company's medical and semiconductor businesses both experienced revenue increases in fiscal 1998.

     The Company has three major customers, Stryker Osteonics Corporation, Concurrent Technology Corporation and Biomet Inc. Sales to Osteonics accounted for 48.9% of total revenues, in fiscal 1997, and 42.3% of total revenues, in fiscal 1998. Sales to Concurrent Technology Corporation accounted for 11.6% of total revenues, in fiscal 1997, and 0% of total revenues, in fiscal 1998. Sales to Biomet Inc. accounted for 0% of total revenues, in fiscal 1997, and 6.0% of total revenues, in fiscal 1998.

     The Company's government contract and grant revenue accounted for less than 1% and 11% of total revenues, in fiscal 1997 and 1998, respectively, with approximately one-third of the fiscal 1998 revenue derived from a National Institutes of Health grant to develop radioactive coronary stents. The Company also conducts research and development under cost sharing arrangements with its commercial customers. Revenues under such arrangements were approximately $110,000 and $100,000 for the years ended June 30, 1997 and 1998, respectively.

     Medical revenues increased to approximately $2,237,000, in fiscal 1998, from approximately $2,232,000, in fiscal 1997. The increase in fiscal 1998 revenues is primarily attributable to increased contract revenue from government contracts and grants, and increased medical coatings revenue, offset by a decrease in orthopedic revenue primarily due to a price reduction associated with a negotiated supply agreement.

     Semiconductor ion implantation revenues increased to approximately $667,000, in fiscal 1998, from approximately $447,000, in fiscal 1997. The 49.2% increase in semiconductor ion implantation revenue primarily reflects an increase in customer base as well as volume increases from existing customers.

     Cost of Product and Contract Research Revenues. Cost of product and contract research increased to approximately $1,621,000, in fiscal 1998, from approximately $1,309,000, in fiscal 1997, and increased as a percentage of revenues from 43.2%, in fiscal 1997, to 55.8%, in fiscal 1998. The increase in cost is primarily attributable to increased activity related to government contracts and grants which generally have lower gross margins than product revenues, increased production material costs and the absorption of fixed labor and overhead expenses associated with the completion, in fiscal 1997, of a one-time equipment production subcontract.

     Research and Development. Research and development expenses increased to approximately $390,000, in fiscal 1998, from approximately $347,000, in fiscal 1997, and increased as a percentage of revenues from 11.4%, in fiscal 1997, to 13.4%, in fiscal 1998. The increase primarily reflects an increased level of research and development activity relating to the Company's new products, which are radioactive seeds for the treatment of prostate cancer and radioactive and radiopaque stents for the treatment of coronary artery reocclusion. The Company anticipates that its research and development expenses will decrease as a percentage of revenues and will continue to increase in total dollars expended.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to approximately $1,004,000, in fiscal 1998, from approximately $626,000, in fiscal 1997, and increased as a percentage of revenues from 20.7%, in fiscal 1997, to 34.6%, in fiscal 1998. The increase primarily reflects the cost associated with a terminating an agreement with the acting Financial Officer; sales and marketing expenses, personnel, travel, and legal expenses. The Company anticipates that its selling, general and administrative expenses will decrease as a percentage of revenues and will increase in total dollars as a result of its plans to commercialize its new products.

     Other Income and Expenses, net. Other income and expenses, net consist primarily of interest earned on the Company's short-term investments, interest expense on loans and rental income for machine space. Other income and expense increased to approximately $13,000, in fiscal 1998, from ($21,000), in fiscal 1997. This increase in income primarily reflects a reduction in interest expense due to the repayment of loans provided by officers of the Company in fiscal 1996.

     Liquidity and Capital Resources. As of June 30, 1998 the Company had $311,000 in cash in the form of checking and money market accounts. The Company also has a $300,000 revolving line of credit from a commercial bank at a rate of prime plus one percent, which was entirely available at June 30, 1998. This line of credit expires on September 30, 1999. The Company also has a term loan and a $750,000 equipment purchase facility with a commercial bank, under which $75,000 and $200,000, respectively, were outstanding on these facilities at June 30, 1998. The Company has $550,000 available for future borrowing under its equipment purchase facility.

     Under the provisions of its Loan Agreement, the Company is required to maintain compliance with certain financial covenants including debt service coverage, minimum levels of net worth and restrictions on indebtedness. At June 30, 1998, the Company's debt service coverage and net worth was less than the required amounts. The Company's bank has waived its rights under the Loan Agreement with respect to compliance with these financial covenants at June 30, 1998. The Company is required to comply with these covenants at September 30, 1998, and quarterly thereafter. The Company believes that it will be able to satisfy its covenants at September 30, 1998, and quarterly thereafter. Accordingly, amounts payable under the Loan Agreement are classified as long-term in the accompanying balance sheet. See "Risk Factors -- Uncertain Future Capital Requirements."

     During fiscal 1998, operating activities used $83,000 of cash. Net cash used by operating activities in fiscal 1998 primarily reflects the net loss of $58,000.

     During fiscal 1998, investing activities used $392,000 in cash. Net cash used by investing activities included $559,000 of purchases of property and equipment and $31,000 of patent fees. These uses of cash were partially offset by the redemption of short-term investments of $198,000. Although the Company does not currently have significant capital commitments, the Company intends to make significant investments over the next several years to support the development and commercialization of its products and the expansion of its manufacturing facility. See "Use of Proceeds."

     During fiscal 1998, financing activities provided $103,000 in cash. Net cash provided by financing activities primarily includes proceeds from an equipment loan and the sale of the Company's Common Stock, as a result of option exercises, offset by the repayment in full of the Company's line of credit.

     The Company anticipates that the proceeds of the Offering and interest thereon, together with existing cash and cash equivalents, will be sufficient to fund its operations and planned new product development, including increased working capital expenditures, through at least the next 18 months. See "Risk Factors -- Uncertain Future Capital Requirements."

     Year 2000 Compliance. As the year 2000 approaches, it is generally anticipated that certain computers, software and other equipment utilizing microprocessors may be unable to recognize or properly process dates after the year 1999 without software modification. The Company has evaluated this potential issue with respect to its software, equipment, financial systems and suppliers. Expenditures by the Company to date in connection with year 2000 compliance have not been material, and the Company does not believe the year 2000 problem will have any material adverse effect on its business, operations or financial condition.

                                    BUSINESS

     Certain terms are defined in a glossary beginning on page 51.

GENERAL

     Implant Sciences Corporation (the "Company") has developed proprietary equipment and processes to produce radiation therapy implants (prostate seeds and radioactive coronary stents), engineered surfaces for interventional cardiology devices (radiopaque stents, guidewires and catheters) and orthopedic implants (hip and knee replacements). The Company plans to manufacture radioactive prostate seeds using a proprietary non-radioactive fabrication process developed by the Company which it believes will be more cost-effective and less hazardous than conventional processes. The seeds will be made radioactive in a nuclear reactor just prior to shipment to customers. The Company plans to file a 510(k) notification of pre-market clearance for its prostate seeds with the Food and Drug Administration ("FDA") in the first quarter of calendar year 1999 and anticipates that it will take three to nine months to obtain such clearance.

     The Company currently uses its proprietary technology to apply radiopaque (opaque to x-ray radiation) coatings to stents, guidewires, catheters and other devices used in interventional cardiology procedures and to modify surfaces to reduce polyethylene wear generation in orthopedic joint implants. The Company also supplies ion implantation services to numerous semiconductor manufacturers, research laboratories and universities. The Company has four issued United States patents and twenty-one United States patents pending covering its technologies and processes. The Company also has pending two international patent applications. Approximately 77% of the Company's revenues in fiscal 1998 were derived from its medical products business and the remainder from its semiconductor business.

     Although there are a wide range of commercial applications for the Company's proprietary technologies, the Company has chosen to focus on the medical device industry. Within the medical device industry, the Company is concentrating on the prostate cancer, interventional cardiology and orthopedic segments. The Company believes that each of these segments share similar growth dynamics in that they represent diseases or chronic conditions that most frequently occur in people over the age of 50. The Company expects that the number of medical procedures performed annually in each of these segments will continue to grow as the population in the United States over the age of 50 continues to grow. Similar trends appear in other highly developed countries.

TECHNOLOGIES

     General. The Company uses two core technologies, ion implantation and thin film coatings, to manufacture various medical implants and semiconductor products. With respect to each core technology, the Company has developed proprietary processes and equipment for the purpose of improving or altering the surfaces of medical implants and semiconductor wafers.

     Ion implantation and thin film coatings are techniques first developed in the 1970s to improve the functional surface properties of metals, ceramics and polymers, such as friction, wear, wettability and hardness. Ion implantation was initially developed as a means to dope semiconductors in the fabrication of integrated circuits. The accuracy, cleanliness and controllability of this process has made it the standard for semiconductor manufacturing. Ion implantation is generally preferred over other surface modification methods because it does not delaminate, does not require high temperatures and does not deform or alter the dimensions of the treated surface.

     Thin film coatings were initially developed to interconnect transistors on semiconductor chips. Thin films modify surfaces by layering a desired metal or ceramic coating on the substrate material. Common thin film coating techniques include chemical vapor deposition and physical vapor deposition.

     Ion Implantation. Ion implantation is a process by which ions (electrically charged atoms) are accelerated to high velocity in a vacuum and directed toward a substrate or target material. The atoms become embedded just below the surface of the material producing an alloy composed of the atoms and the substrate material in the near-surface region of the target material. This surface alloy may have new mechanical, electrical, chemical, optical and other properties. The Company believes its proprietary technology, including high current ion sources and specialized component holding fixtures, provides higher ion implant doses and higher beam power and yields superior surface characteristics at lower cost than commercially available equipment.

  [HERE APPEARS A SCHEMATIC REPRESENTATION OF AN ION IMPLANTATION OF A FEMORAL
                                KNEE COMPONENT.]

     Ion implantation can be used to embed single isotopes of radioactive elements into components. The Company plans to use its proprietary equipment to manufacture radioactive seed implants for the treatment of prostate cancer and other carcinomas. The Company is in the process of developing radioactive prostate seeds containing iodine-125, palladium-103, and ytterbium-169, which can be manufactured without expensive cyclotrons or linear accelerators and without hazardous radioactive wet chemistry, the methods currently employed by existing suppliers. The Company has two patents pending on its process. The Company also believes it can cost-effectively implant ions of therapeutic radioisotopes including phosphorous-32, palladium-103, or ytterbium-90 into a device such as a coronary stent used to reduce restenosis following balloon angioplasty.

     Thin Film Coating. A thin film coating is grown upon a substrate in a vacuum by the gradual deposition of atoms on the substrate. The Company's proprietary unbalanced magnetron sputtering process results in coatings that are extremely dense and free of voids, yielding good contrast and sharp edges under x-ray or fluoroscopic examination. These coatings usually consist of gold or platinum for radiopaque applications. The Company's proprietary manufacturing process allows for efficient utilization of precious metals and for cost-effective recovery and recycling of these precious metals. The Company is developing processes to coat stents, guidewires and catheters used in interventional cardiology procedures with substances, usually gold or platinum, that allow those stents, guidewires and catheters to be visible under x-ray observation during a procedure. The Company believes other techniques for applying thin film coatings are less desirable for medical device applications because of their inability to apply a dense coating, while continuing to be flexible and adhering to the substrate.

PRODUCTS

  Prostate Cancer Seeds

     General. The alternatives generally presented to patients diagnosed with prostate cancer are surgical removal of the prostate (radical prostatectomy) or external beam radiation. Both techniques frequently have significant side effects including impotence and incontinence. Brachytherapy is an increasingly popular treatment technique whereby radioactive seeds (each of which is approximately half the size of a grain of rice) are temporarily or permanently implanted into the prostate. This technique allows the delivery of highly concentrated yet confined doses of radiation directly to the prostate. Surrounding healthy tissues and organs are spared significant radiation exposure. Early applications of the technique were limited due to the quality of imaging equipment available at that time and the inability to accurately place the seeds. Advances in transrectal ultrasound and catscan imaging equipment provide detailed and precise measurements of prostate size and shape, for seed distribution and placement. Improved diagnostic methods, moreover, allow physicians to better identify patients who are good candidates for brachytherapy. In 1997, 20,000 of these procedures were performed, and it is estimated that 40,000 of these procedures will be performed in 1998.

 [HERE APPEARS A DRAWING OF A PROSTATE GLAND WITH IMPLANTED RADIOACTIVE SEEDS.]

     Prostate Seeds. The Company has developed, and applied for two United States patents covering radioactive seeds, implants and methods of manufacturing radioactive seed implants by a proprietary process. These seeds are used primarily in the treatment of prostate cancer. This treatment, known as brachytherapy, involves implanting approximately 100 radioactive seeds directly into the prostate and can be done on an outpatient basis. Research to date shows that this treatment has a ten-year disease-free survival rate equal to surgical removal of the prostate and may be superior to other early stage treatments, with a substantial reduction in the negative side effects, impotence and incontinence, frequently associated with surgery and external beam radiation treatment. Sexual potency after implantation of radioactive seeds has been reported to be 86% to 92%, which compares with rates of 10% to 40% for radical prostectomies and 40% to 60% for external beam radiation therapy. The Company's production method, involving a proprietary non-radioactive fabrication procedure, does not use radioactive wet chemistry. Hospitals are currently purchasing prostate seeds for approximately $38 to $48 each, for a cost of $3,800 to $4,800 per procedure. Initially the Company plans to introduce an iodine-125 prostate seed. Later, the Company has plans to introduce palladium-103 seeds and ytterbium-169 temporary implants.

     Competitive Advantages. Management believes that the Company's manufacturing process will result in lower capital equipment and manufacturing assembly costs and will be less hazardous than the manufacturing processes used by the Company's competitors. Other radioactive prostate seed manufacturers use radioactive wet chemistry during seed assembly for both iodine-125 and palladium-103 products and cyclotrons or linear accelerators for the palladium-103 manufacturing process. These technologies require much higher capital equipment costs than the Company's technologies. The Company's dry process, for which it has patents pending, uses no radioactive fabrication, and the Company believes it requires fewer personnel and yields faster throughput. Following seed assembly the Company sends its seeds to a nuclear reactor for activation. Using this non-radioactive fabrication process, seeds can be fabricated and inventoried in large quantities and activated only when ordered. Due to the short half life of iodine-125 (60 days) and of palladium-103 (17 days), the competition must assemble and ship seeds on a very tight schedule so they can be implanted at the appropriate strength.

     Sales. The Company intends to manufacture and sell its own prostate seeds to distributors of medical products and directly to hospitals. The Company has not yet sold any prostate seeds for commercial use and cannot make any such sales until it has obtained appropriate clearance from the FDA and state agencies. The Company expects to file a 510(k) notice of premarket clearance with the FDA for its iodine-125 prostate seed by March 1999 and believes this radioactive seed will be available for commercial sale in the second half of 1999. The Company has not decided when it will make filings for its other proposed prostate seeds. See "Risk Factors -- Government Regulation."

     Markets. Prostate cancer is the second most common cancer in American men, after skin cancer. The American Cancer Society estimates that in 1998 about 184,500 new cases of prostate cancer will be diagnosed and 39,200 men will die of the disease in the United States. Over 80% of prostate cancer is found in men over the age of 50. The National Cancer Institute estimates that approximately 19 out of every 100 men born today will be diagnosed with prostate cancer during their lifetimes. These numbers approximate the incidence and mortality for breast cancer in women.

     In 1997, 130,000 radical prostectomies and 45,000 external beam radiation treatments were performed. The principle problem with these procedures is that they frequently have significant side effects including impotence or incontinence. In 55% of diagnosed cases, the cancers are localized in the prostate and are potential candidates for brachytherapy. The Company believes brachytherapy is an attractive alternative to surgery or external beam radiation for these cases because research to date has shown that it has a lower incidence of these side effects. In 1996 and 1997, 8,000 and 20,000 brachytherapy procedures, respectively, were performed and it is estimated that approximately 40,000 brachytherapy procedures will be performed in 1998.

     The Company believes that there is currently a shortage of radioactive seeds, although this situation may change as new competitors enter this market and existing competitors increase production capacity.

  Interventional Cardiology Devices

     General. Approximately 1,000,000 balloon angioplasty procedures are performed world-wide annually. Of these approximately 30% to 40% result in restenosis after balloon angioplasty. Research has shown that delivery of an appropriate dose of therapeutic intravascular radioactivity can reduce the incidence of restenosis and therefore the need for additional procedures. In cooperation with certain device manufacturers, the Company is in the process of developing a number of devices to be used in interventional cardiology procedures. Among these devices are intravascular radioactive stents that are used to reduce restenosis following balloon angioplasty and stents, guidewires and catheters containing radiopaque markers. Coronary stents are made of metals which are not radiopaque and in many cases must be coated with dense precious metals for increased visibility that is critical to their guiding, positioning, manipulation and placement.

[HERE APPEARS A CROSS SECTION DIAGRAM OF A CORONARY ARTERY WITH A RADIOACTIVE STENT AND ANOTHER CROSS SECTION DIAGRAM OF A CORONARY ARTERY WITH A CONVENTIONAL STENT.]

     Radioactive Stents. The Company has developed, and applied for seven United States patents and has pending one international patent application for, new methods of implanting radioactivity onto coronary stents that it believes will reduce the incidence of restenosis. Ionizing radiation is recognized as a promising approach to reducing restenosis at the site following balloon angioplasty by inhibiting intimal hyperplasia. Radiosotopes, when implanted into the stent itself, have shown marked inhibition of restenosis in animal studies. A wide number of both external and internal methods have been researched to deliver intravascular radiation to the coronary arteries, some of which have problems associated with excessive whole-body radiation dose exposure to the patient and cardiologist. The Company has developed a proprietary technique for the ion implantation of both pure beta and pure x-ray emitters into stents, which management believes has significant advantages over other methods. These radioisotopes produce short-range radiation that only affect the targeted tissues, rather than the entire body or region.

     In fiscal 1998, the Company was awarded a grant from the National Institutes of Health for the first phase of a possible two phase program to further develop its radioactive stents on a commercial basis. The Company currently has a joint development agreement with a major U.S. stent manufacturer to develop a radioactive stent for animal studies which could lead to clinical trials. Although the Company has developed and delivered radioactive stents under this agreement, the Company believes that radioactive stents will not be available for clinical use before 2001. See "Risk Factors -- Government Regulation."

     Radiopaque Coatings. The Company has developed proprietary methods for applying radiopaque coatings onto a variety of medical devices manufactured by its customers in order to increase the visibility of such devices during interventional cardiology and other catheter-based procedures. These biocompatible coatings are deposited using a proprietary unbalanced magnetron sputtered coating process. The resulting coating is extremely dense and free of voids yielding good contrast and sharp edges under x-ray or fluoroscopic examination. The Company uses this process to coat stents, guidewires and catheters. For a fractional increase in the manufacturing cost of a stent, the Company believes its coatings can provide significant added value and enhanced performance. The Company's thin film coatings are being evaluated by certain customers for stents, guidewires and catheters.

     Competitive Advantages. For manufacture of radioactive stents, the Company uses a proprietary ion implanter that has been optimized for this application. The Company also has developed a proprietary ion source which uses a relatively non-toxic form of phosphorous as the radioactive phosphorous-32 source material. The Company believes its proprietary equipment can be used for commercial production with the safety and quality control required by the FDA. For manufacture of its radiopaque coatings, the Company has developed a proprietary gold coating process and has built equipment that uses unbalanced magnetron sputtering which provides adherent coatings on implants with complex shapes (such as stents) and which allows for efficient recovery of precious metals not consumed in the process.

     Sales. The Company intends to implant therapeutic radioactivity into stents manufactured by its customers. Although the Company developed and delivered radioactive stents for use in animal studies, the Company has not implanted radioactivity into stents for commercial sale by its customers and cannot make any such sales until it, or its customers, has obtained appropriate approval from the FDA. The Company believes its radioactive stents will not be available for commercial sale before 2001.

     Markets. The American Heart Association estimates that in 1995 over 58 million Americans had one or more forms of cardiovascular disease and that there were 434,000 balloon angioplasty procedures performed in the U.S. Restenosis occurs in approximately 30% to 40% of all such procedures. It is estimated that currently more than 50% of balloon angioplasty procedures use one or more stents. The worldwide market for stents is estimated to be approximately $1.3 billion in 1998. Numerous clinical trials have shown that delivery of an appropriate dose of therapeutic radioactivity can reduce the incidence of restenosis by two-thirds and therefore the need for additional procedures. The Company believes that stents treated with therapeutic radiation will be an attractive alternative to traditional stents because they can reduce restenosis by delivering an appropriate dose of radioactivity to the affected site without adversely affecting the surrounding tissue.

  Orthopedic Total Joint Replacements

     General. The Company provides surface engineering technology to manufacturers of orthopedic hip and knee total joint replacements. The majority of existing hip and knee joint replacements are made of a cobalt-chromium ("CoCr") femoral component that articulates against a polyethylene component. While offering excellent biocompatibility and superior wear resistance over prior alloys and designs and potentially longer average life than prior alloys, CoCr devices still suffer from particle generation where the metal and polyethylene components articulate against each other. This particle generation has been identified as a primary cause of implant loosening due to osteolysis requiring repeat surgery.

   [HERE APPEARS AN ANATOMICAL DIAGRAM OF A KNEE AND HIP JOINT REPLACEMENT.]

     Orthopedics. The Company implants CoCr components of total joint replacements manufactured by its customers with nitrogen ions. Nitrogen ion implantation of these components reduces polyethylene wear by modifying the native oxide present in CoCr alloys. Laboratory tests and clinical studies have shown that nitrogen ion-implanted CoCr components offer superior performance over untreated components, significantly reducing wear and slowing the incidence of osteolysis which ultimately leads to revision surgery.

     The Company is currently developing zirconia and alumina ceramic ion implantation techniques and believes they will emerge as the preferred next generation surface treatment method for orthopedic total joint replacements. Management believes the use of monolithic ceramic or ceramic coated femoral components holds greater promise than other types of components in reducing osteolysis because ceramics have wear characteristics superior to metal and are biocompatible and inert. Monolithic ceramic hip heads are currently employed in approximately 10% of hip procedures in the US. Because of their brittle nature, monolithic ceramics are not likely to be utilized for femoral knee components. As an alternative to monolithic ceramic components, the Company's ceramic coatings of CoCr devices using its "blended interface" process can be applied to either hip or knee joint replacements. The Company believes that ceramic coatings of CoCr devices would combine the bulk strength of a metal alloy with the superior surface characteristics of a ceramic and would increase the cost over untreated CoCr hips and knees by only approximately 10%. Several orthopedic companies are considering the Company's surface treatment methods to provide ceramic coated metal implants.

     Competitive Advantages. The Company believes it now operates one of the highest beam-current ion implanters used in the medical field. This equipment has higher through-put and lower cost than equipment with a lower beam-current. For the Company's new second generation orthopedic coating this equipment can provide a ceramic coating with superior adhesion due to its patented "blended interface" process. In addition, the Company's coated CoCr hip heads can be sold by the Company's customers for approximately $300 each, approximately three times less than monolithic ceramic hips.

     Sales. The Company currently implants CoCr components of total joint replacements made by its customers with nitrogen ions and is developing ceramic ion implantation techniques for total joint replacements. The Company receives untreated CoCr total joint replacements from its customers and implants them at its facility. The Company then invoices and ships the implanted total joint replacements to its customers. Total joint replacements treated with ceramic ion implantation may not be sold commercially until the Company, or its customer, has obtained appropriate approval from the FDA. The Company believes these total joint replacements will not be available for commercial sale until after 2001.

     Markets. Osteoarthritis is a natural result of the aging process and is the predominant cause of the need for joint replacement. The Company believes that longer life expectancy as well as the growth in the number of people over 50 will cause the demand for total joint replacement to increase. The hip and knee total joint replacement market is estimated to be 1,000,000 units worldwide in 1997, with the United States accounting for approximately 60% of the market. The Company treats approximately 50,000 of these each year using its ion implantation process. The average life of these replacements is estimated to be between five and ten years before revision surgery is required. Research has shown that the Company's ceramic coatings can decrease wear debris generation by two-thirds, which reduces osteolysis and thereby reduces the need for revision surgery.

  Semiconductor Ion Implantation

     The Company supplies ion implantation services to numerous semiconductor manufacturers, research laboratories, and research universities. Ion implantation of electronic dopants into silicon, the process by which silicon is turned into a semiconductor, is an integral part of the integrated circuit fabrication process. While many of the Company's customers have their own ion implantation equipment, they often use the Company's services and specialized expertise for research and new product development because they do not want to interfere with production or because they are unable to perform the services themselves.

     To serve this market, the Company offers the ion implantation of over 60 of the 92 natural elements for its customers' research programs. The Company offers all of the necessary dopants for silicon as well as for new materials such as gallium arsenide, silicon carbide, indium phosphide and other advanced compound semiconductors. The Company also performs high dose ion-implantation of silicon and germanium to improve the crystallinity and to modify the semiconductor properties of these materials.

SALES AND MARKETING

     The Company's marketing and sales methods vary according to the characteristics of each of its main business areas. Sales and marketing to the medical device and semiconductor markets are directed by the Company's Vice President of Marketing and Sales who is assisted by the Company's Director of Medical Devices and the Company's Director of Semiconductor Products. Sales in the medical device and semiconductor arena are handled by three full time salespeople, who handle both medical devices and semiconductor products. The solicitation and proposal process for research and development contracts and grants are conducted by the Company's President, its Chief Scientist, and its scientific staff.

  Medical Sales and Marketing

     The Company plans to market its prostate seeds to distributors of medical products as well as hospitals and key physicians who might purchase prostate seeds. The Company plans to hire additional sales personnel to make direct calls on these potential customers. The Company plans to market its implantation of radioactivity onto coronary stents directly to stent manufacturers who will in turn sell the stents to hospitals.

     In the provision of ion implantation for total joint replacements, the Company concentrates on identifying and serving leading manufacturers. Where possible, the Company attempts to become the sole provider of devices or surface engineering services to each such manufacturer. The Company's marketing and sales efforts require considerable direct contact and typically involve a process of customer education in the merits of the Company's technology. The Company accomplishes this by first researching customer needs, delivering scientific papers at orthopedic and biomaterial conferences, and through presentations at customer sites. The Company's internal research and government research grants are an integral part of the marketing process. The Company's patent portfolio is also very important in this process. See "Risk
Factors -- Acceptance by Medical Community; Market Acceptance."

     In order to promote sales of its radiopaque coatings, the Company attends trade shows and uses press releases. Once a customer's interest is established, the sales process proceeds with an initial demonstration project funded by the customer. A set of developmental runs are then performed to determine project feasibility and to roughly optimize a parameter set for deposition. After testing of samples generated and considering cost estimates for production quantities, the customer may authorize the Company to proceed to pilot production.

     In pilot production, typically, several hundred units are produced in a manner equivalent to the envisioned full production method. Pilot production may be done on an existing piece of equipment with customer/device specific fixturing, or a prototype machine depending on the complexity of the process and device. Samples made in pilot production are fabricated into complete devices and used by the customer for further testing, clinical studies, FDA submissions, and marketing and sales efforts.

     To date two types of implants have been coated for 6 companies in the orthopedic market and 28 types of devices have been coated for 23 companies in the interventional cardiology market. Although none have been shipped for commercial sale, more than half of these are presently under evaluation by the customers for commercial production.

     The Company is a party to a research and development agreement with one of its three major customers to develop radioactive stents for testing and commercialization by the customer. The customer is required to fund the research up to an amount totaling $375,000 provided that certain conditions are satisfied. For the initial term of the agreement, the Company is required to deal exclusively with the customer in developing radioactive stents and is prohibited from entering into any discussions or agreement regarding any sale, assignment, licensing or other disposition of any of its intellectual property relating to radioactive stents. After the initial term and at the option of the customer, the parties have agreed to negotiate for an exclusive supply agreement and/or license relating to any intellectual property arising from the research.

  Semiconductor Sales and Marketing

     Since semiconductor ion implantation is a standard process in all integrated circuit fabrication, customers usually know what they want and little education is necessary. The Company's services are promoted and sold through trade shows, advertising in trade magazines, direct mailings and press releases. Most sales are between $600 and $2,500 per order, take less than one day to complete, and the entire sales effort is often conducted by telephone. Most of the Company's sales in this area are for outsourced customer-specified ion implantation services which the customer's own ion implantation department is unable or unwilling to perform.

  Government Contracts

     Research and development contracts from the U.S. government must be won through a competitive proposal process which undergoes peer review. The Company is in frequent contact with the Department of Defense, the Department of Energy and other agencies at conferences to stay informed of the government's needs. The Company believes its principals and senior scientific staff have earned a strong reputation with these and other agencies. To date the Company has been awarded research and development contracts by the National Institute of Health, the Department of Defense, the National Science Foundation, and the National Aeronautics and Space Administration ("NASA").

RESEARCH AND DEVELOPMENT

     The technical staff of the Company consists of seven scientists including four with Ph.D. degrees, and three with Bachelor Degrees and with expertise in physical sciences and engineering. All of the Company's existing and planned products rely on proprietary technologies developed in its research and development laboratories. The Company's research and development efforts may be self-funded, funded by corporate partners or by awards under the Small Business Innovative Research ("SBIR") program. The Company has obtained over $4,000,000 in U.S. government grants and contracts over the past 10 years. Of this amount approximately $160,000 and $438,000 was obtained in 1997 and 1998, respectively. The Company also conducts research and development under cost-sharing arrangements with its commercial customers. Revenues under such arrangements were approximately $110,000 and $100,000 for the year ended June 30, 1997 and 1998, respectively.

PATENTS AND PROPRIETARY TECHNOLOGY

     The Company's policy is to protect its proprietary position by, among other methods, filing United States and foreign patent applications. The Company currently has four issued United States patents, two allowed United States patent applications and 19 United States patent applications pending. The Company has two international patent applications pending.

     The Company has exclusive rights under patents covering the following technologies: (i) an ion source generator which can be used in making semiconductor devices while minimizing the use of toxic gases, (ii) a method of using ion implantation for epitaxially growing thin films, which can be used for semiconductor materials, (iii) a method of ion beam coating orthopedic implant components to form a zirconium oxide interface layer with improved wear properties, and (iv) an improved ceramic coated orthopedic implant component in which the implant is first coated with a platinum alloy.

     The Company intends to seek further patents on its technologies, if appropriate. However, there can be no assurance that patents will issue for any of the Company's pending or future applications or that any claim allowed from such applications will be of sufficient scope or strength, or be issued in all countries where the Company sells its products and services, to provide meaningful protection or any commercial advantage to the Company. See "Risk Factors -- Dependence on Patents and Proprietary Technology."

GOVERNMENT REGULATION

     Although the Company's present business itself is not directly regulated by the FDA, the medical devices incorporating its technologies are subject to FDA regulation. The burden of securing FDA clearance or approval for these medical devices rests with the Company's medical device manufacturers or licensees. However, the Company intends to prepare Device Master Files which may be accessed by the FDA to assist it in its review of the applications filed by the Company's medical device manufacturers. The Company's radioactive seeds for the treatment of prostate cancer are subject to the FDA's 510(k) notification of pre-market clearance submission. This submission usually requires about three to nine months. The Company expects to file a 510(k) notification of pre-market clearance submission for its iodine-125 prostate seeds by March, 1999, and believes this radioactive seed will be available for sale in the second half of 1999. The Company has not decided when it will make submissions for its other proposed prostate seed products.

     Supplemental or full pre-market approval ("PMA") reviews require a significantly longer period. A PMA will be required for the Company's radioactive stents. Thus, significantly more time will be required to commercialize applications subjected to PMA review. The Company believes its radioactive stents will not be available for commercial sale before 2001. Furthermore, sales of medical devices outside the U.S. are subject to international regulatory requirements that vary from country to country. The time required to obtain clearance or approval for sale internationally may be longer or shorter than that required for FDA approval. See "Risk Factors -- Government Regulation."

     In addition to FDA regulation, certain of the Company's activities are regulated by, and require approvals from, other federal and state agencies. For example, aspects of the Company's operations require the approval of the Massachusetts Department of Public Health and registration with the Department of Labor and Industries. Furthermore, the Company's use, management, transportation, and disposal of certain chemicals and wastes are subject to regulation by several federal and state agencies depending on the nature of the chemical or waste material. Certain toxic chemicals and products containing toxic chemicals may require special reporting to the United States Environmental Protection Agency and/or its state counterparts. The Company's future operations may require additional approvals from federal and/or state environmental agencies.

FACILITIES AND EQUIPMENT

     Pursuant to a lease, dated July 29, 1998, the Company operates from a 21,992 sq. ft. leased facility in Wakefield, Massachusetts. The Company currently operates nine ion implantation machines, and has two more under construction by its own technical staff. Four are dedicated to medical production including one special purpose ion implanter dedicated to production of radioactive stents. Three machines are dedicated to semiconductor ion implantation. Two are used for research and development. Five machines are housed in class 100 clean rooms. The Company expects that its space will be sufficient for the next 18 months. The Company's current lease expires in May, 2000.

COMPETITION

     In radioactive products, such as prostate seed implants and radioactive stents, the Company competes with Nycomed Amersham plc, Theragenics Corp., North American Scientific, Inc. and International Isotopes Inc. Of these, Nycomed Amersham plc, Theragenics Corp. and North American Scientific, Inc. serve substantially the entire prostate seed market and International Isotopes Inc. has announced that it plans to enter the seed market. In addition, the Company's proposed radioactive stents will compete with alternative technologies such as Novoste Corporation's Beta-Cath system, radioactive tipped guidewires and radioactive filled balloons. The number and types of procedures being performed on the prostate are increasingly drawing new entrants into the market. The Company believes that competition, and, in turn, pricing pressures, may increase. Many of the Company's competitors have substantially greater financial, technical and marketing resources than the Company. See "Risk
Factors -- Intense Competition; Rapid Technological Change."

     Many medical device manufacturers have developed or are engaged in efforts to develop internal surface modification technologies for use on their own products. Most companies that market surface modification to the outside marketplace are divisions of organizations with businesses in addition to surface modification. Overall, the Company believes the worldwide market for surface modification technologies applicable to medical devices is very fragmented with no competitor having more than a 10% market share. Many of the Company's existing and potential competitors (including medical device manufacturers pursuing coating solutions through their own research and development efforts) have substantially greater financial, technical and marketing resources than the Company. See "Risk Factors -- Intense Competition; Rapid Technological Change."

     With respect to implantation of orthopedic implants, the Company primarily competes with Spire Corporation. Competition within the orthopedic implant industry is primarily conducted on the basis of service and product design. Price competition has abated somewhat in the case of first time and more youthful patients where higher-cost and more durable reconstructive devices are preferred. The Company attempts to differentiate itself from its competition by providing what it believes are high value-added solutions to surface modification. Management believes that the primary factors customers consider in choosing a particular surface modification technology are performance, ease of manufacturing, ability to produce multiple properties from a single process, compliance with manufacturing regulations, customer service, pricing, turn around time, and the ability to work with a variety of materials. The Company believes that its process competes favorably with respect to these factors. The Company believes that the cost and time required to acquire equipment and technical engineering talent, as well as to obtain the necessary regulatory approvals, significantly reduces the likelihood of a manufacturer changing the coating process it uses after a device has been approved for marketing. See "Risk Factors -- Intense Competition; Rapid Technological Change."

     The Company's primary competition in the semiconductor industry consists of three companies: Ion Implant Services, The Implant Center, and Ion Implant Corporation. These companies are all located in Silicon Valley, California and primarily serve the silicon wafer production needs of semiconductor factories in their local area, although Ion Implant Corporation does research and development implants nationwide. The Company mostly serves east coast factories with silicon production and research and development laboratories worldwide.

     Many of the Company's competitors and potential competitors have substantially greater capital resources than the Company does and also have greater resources and expertise in the areas of research and development, obtaining regulatory approvals, manufacturing and marketing. There can be no assurance that the Company's competitors and potential competitors will not succeed in developing, marketing and distributing technologies and products that are more effective than those developed and marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive.

Additionally, there is no assurance that the Company will be able to compete effectively against such competitors and potential competitors in terms of manufacturing, marketing and sales. See "Risk Factors -- Intense Competition; Rapid Technological Change."

PRODUCT LIABILITY AND INSURANCE

     The Company's business entails the risk of product liability claims. Although the Company has not experienced any product liability claims to date, there can be no assurance that such claims will not be asserted or that it will have sufficient resources to satisfy any liability resulting from such claims. The Company intends to acquire product liability insurance when its prostate seed products and interventional cardiology devices are in commercial production. There can be no assurance that product liability claims will not exceed such insurance coverage limits, that such insurance will continue to be available on commercially reasonable terms or at all, or that a product liability claim would not materially adversely affect the business, financial condition or results of operations of the Company. See "Risk Factors--Product Liability Risk; Insurance."

EMPLOYEES

     As of June 30, 1998, the Company employed 33 full-time individuals. The Company believes it maintains good relations with its employees. None of the Company's employees is represented by a union or covered by a collective bargaining agreement. The Company's success will depend, in large part, upon its ability to attract and retain qualified employees. The Company faces competition in this regard from other companies, research and academic institutions and other organizations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of June 30, 1998 are as follows:

NAME                                    AGE                   POSITION
----                                    ---                   --------
Anthony J. Armini.....................  60     President, Chief Executive Officer and
                                                 Chairman of the Board of Directors
Darlene M. Deptula-Hicks..............  40     Vice President and Chief Financial
                                               Officer
Alan D. Lucas.........................  42     Vice President of Marketing, Sales and
                                                 Business Development
Stephen N. Bunker.....................  55     Vice President and Chief Scientist,
                                                 Director
Robert E. Hoisington..................  62     Director
Shunkichi Shimizu.....................  52     Director

     The Company currently has four directors. All directors are elected to hold office until the next annual meeting of shareholders of the Company and until their successors have been duly elected and qualified. Officers are elected to serve subject to the discretion of the Board of Directors and until their successors are appointed. There are no family relationships among executive officers and directors of the Company.

     DR. ANTHONY J. ARMINI has been the President, Chief Executive Officer, and Chairman of the Board of Directors since the Company's incorporation. From 1972 to 1984, prior to founding the Company, Dr. Armini was Executive Vice President at Spire Corporation. From 1967 to 1972, Dr. Armini was a Senior Scientist at McDonnell Douglas Corporation. Dr. Armini received a Ph.D. in nuclear physics from the University of California, Los Angeles in 1967. Dr. Armini is the author of nine patents and sixteen patents pending in the field of implant technology and of fourteen publications in this field. Dr. Armini has over thirty years of experience working with cyclotrons and linear accelerators, the production and characterization of radioisotopes, and fifteen years of experience with ion implantation in the medical and semiconductor fields.

     DARLENE M. DEPTULA-HICKS joined the Company in July 1998 as Vice President and Chief Financial Officer. Prior to joining the Company, from 1997 to 1998 Ms. Deptula-Hicks was the Corporate Controller for ABIOMED, Inc., a medical device manufacturer. From 1994 to 1997 Ms. Deptula-Hicks was an independent financial consultant. From 1992 to 1994 Ms. Deptula-Hicks was the Vice President and Chief Financial Officer of GCA, a division of General Signal Corporation, a semiconductor equipment manufacturer. Ms. Deptula-Hicks holds a BS in Accounting and an MBA.

     ALAN D. LUCAS joined the Company in March 1998 as Vice President of Marketing, Sales and Business Development. Prior to joining the Company, Mr. Lucas accumulated over 20 years of experience in various marketing and business development positions for medical device companies. Most recently, from 1996 to 1998, Mr. Lucas was the Director of Corporate Development at ABIOMED, Inc. From 1994 to 1996, Mr. Lucas was a strategic marketing and sales consultant focused on medical technology. From 1991 to 1994 Mr. Lucas was the Director of Marketing at Vision Sciences, Inc. a development stage medical device company.

     DR. STEPHEN N. BUNKER has served as the Vice President and Chief Scientist of the Company since 1987 and a Director of the Company since 1988. Prior to joining the Company, from 1972 to 1987, Dr. Bunker was a Chief Scientist at Spire Corporation. From 1971 to 1972, Dr. Bunker was an Engineer at McDonnell Douglas Corporation. Dr. Bunker received a Ph.D. in nuclear physics from the University of California, Los Angeles in 1969. Dr. Bunker is the author of five patents in the field of implant technology.

     ROBERT E. HOISINGTON has served on the Board of Directors of the Company since August, 1992. He is the President and founder of Management Strategies, a general line consulting firm providing strategic planning for businesses with annual revenues ranging from $10 million to $1 billion. Prior to founding Management Strategies, Mr. Hoisington was a professional management consultant at Arthur Young & Company.

     SHUNKICHI SHIMIZU joined the Company's Board of Directors in March, 1998. He is the Director of North American Operations of Takata Corporation, a manufacturer of seat belts and air bags. He also is the Executive Vice President of TK Holdings, Inc. of Ohio. Prior to joining Takata Corporation, Mr. Shimizu served as the Head of International Finance Corporate Division at the Bank of Tokyo, Ltd., Headquarters. NAR Holding Corporation is a wholly-owned subsidiary of Takata Corporation. Pursuant to an agreement with the Company, for so long as NAR Holding Corporation owns at least 10% of the Company's issued and outstanding shares of Common Stock, it is entitled to nominate one person for election to the Board of Directors of the Company. Mr. Shimizu is NAR Holding Corporation's nominee.

     The Board of Directors has a Compensation Committee, which provides recommendations concerning salaries and incentive compensation for employees of and consultants to the Company. The Board of Directors also has an Audit Committee, which reviews the scope and results of the audit and other services provided by the Company's independent auditors.

     There are no family relationships among the directors and executive officers of the Company.

COMPENSATION OF DIRECTORS

     The Company's directors who are employees of the Company do not currently receive any compensation for service on the Board of Directors. Directors who are not employees of the Company, other than Mr. Shimizu, are paid a yearly stipend of $2,500 and are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

     Under the 1998 Incentive and Nonqualified Stock Option Plan (the "Option Plan"), each Director who is not an employee of the Company automatically receives an annual grant of options to purchase 2,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on that date for each year of service. Each such option will have a term of five years and will vest in full on the date of grant.

MEDICAL ADVISORY BOARD

     The Company has formed a Medical Advisory Board which will advise and consult with the Company's Board of Directors and senior management at such times as the Chief Executive Officer shall request. This advice and consultation will relate generally to the Company's business and products. The Medical Advisory Board advises on industry trends and new or experimental modalities of treatment in the oncology, interventional cardiology and orthopedic specialties. The Medical Advisory Board members may be employed on a full-time basis by employers other than the Company, and these members may have commitments to, or consulting, advisory or other contractual relationships with, other third parties. These third party commitments and relationships may limit the availability of the Medical Advisory Board members to the Company, and may potentially result in conflicts of interest. Consultations with Medical Advisory Board members may be either individually or as a group depending upon board member availability. To date, the following individuals have agreed to serve as members of the Medical Advisory Board.

NAME                                                   CURRENT POSITION
----                                                   ----------------
William Capello, M.D.                     Professor
                                          Department of Orthopedic Surgery
                                          Indiana University School of Medicine
                                          Indianapolis, Indiana
Stuart Goodman, M.D., Ph.D.               Professor and Chairman
                                          Department of Orthopedic Surgery
                                          UCSF/Stanford Medical Center
                                          Palo Alto, California
Robert Poss, M.D.                         Orthopedic Surgeon
                                          Department of Orthopedic Surgery
                                          Brigham and Women's Hospital
                                          Boston, Massachusetts

     The Company has agreed to grant each member of the Advisory Board an option to purchase 1,000 shares of Common Stock for each full year that such member serves. The exercise price per share for the options issued with respect to the first year of service is $7.00 per share. Each member also receives a yearly stipend of $1,000.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation earned in the fiscal year ended June 30, 1998 by the Company's Chief Executive Officer and Company's other executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
                               (FISCAL YEAR 1998)

                                            ANNUAL COMPENSATION
                                            -------------------     OTHER ANNUAL       ALL OTHER
NAME AND PRINCIPAL POSITION                  SALARY      BONUS     COMPENSATION(1)    COMPENSATION
---------------------------                 --------    -------    ---------------    ------------
Anthony J. Armini(2)......................  $104,000         --        $4,044                   --
  President, Chief Executive Officer and
  Chairman of the Board
Stephen N. Bunker(3)......................   $79,000         --        $2,605                   --
  Vice President, Chief Scientist and
  Director
Darlene M. Deptula-Hicks(4)...............        --         --            --                   --
  Vice President and Chief Financial
  Officer
Alan D. Lucas(5)..........................   $22,500    $10,000            --                   (6)
  Vice President of Marketing, Sales and
  Business Development

---------------
(1) Other Annual Compensation consists of life and disability insurance premiums and 401(k) plan benefits paid by the Company on behalf of the Named Executive Officer. See "-- Benefit Plans."

(2) Dr. Armini entered into an Employment Agreement with the Company on September 15, 1998. See "-- Employment Agreements."

(3) Dr. Bunker entered into an Employment Agreement with the Company on September 15, 1998. See "-- Employment Agreements."

(4) Ms. Deptula-Hicks joined the Company in July of 1998 and receives an annual salary of $100,000.

(5) Mr. Lucas joined the Company in March of 1998 and receives an annual salary of $90,000.

(6) See "Option Grants in Last Fiscal Year," below.

     The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted (as adjusted to give effect to the 7-for-1 stock split effected in the form of a common stock dividend on September 9, 1998) during the fiscal year ended June 30, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                            PERCENT OF TOTAL
                                   NUMBER OF SECURITIES    OPTIONS GRANTED TO    EXERCISE
                                    UNDERLYING OPTIONS        EMPLOYEES IN        PRICE
NAME                                     GRANTED              FISCAL YEAR         ($/SH)     EXPIRATION DATE
----                               --------------------    ------------------    --------    ---------------
Alan D. Lucas....................         29,400                  45.7%           $6.00           2008

     The following table sets forth certain information concerning the value of unexercised stock options held by the Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                                              OPTIONS AT JUNE 30, 1998        OPTIONS AT JUNE 30, 1998
                                            ----------------------------    ----------------------------
NAME                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                        -----------    -------------    -----------    -------------
Anthony J. Armini.........................         --              --               --             --
Stephen N. Bunker.........................         --              --               --             --
Alan D. Lucas.............................         --          29,400               --        $51,500

EMPLOYMENT AGREEMENTS

     On September 15, 1998, the Company entered into employment agreements with each of Anthony J. Armini, the President, Chief Executive Officer and Chairman of the Board, and Stephen N. Bunker, the Vice President and Chief Scientist of the Company. Pursuant to their employment agreements, each of which has a term of five years, Dr. Armini is entitled to an annual base salary of $125,000 and Dr. Bunker is entitled to an annual base salary of $100,000. Each of them is eligible to receive additional bonuses at the discretion of the Board of Directors.

BENEFIT PLANS

  1998 Incentive and Nonqualified Stock Option Plan

     The 1998 Incentive and Nonqualified Stock Option Plan (the "1998 Option Plan") was adopted by the Board of Directors and the shareholders of the Company in September, 1998. A total of 1,960,000 shares of Common Stock will be reserved for issuance under the 1998 Incentive and Nonqualified Stock Option Plan. However, the Company has entered into an agreement with the Representative pursuant to which it has agreed not to issue options to purchase more than 100,000 shares of Common Stock in the next 18 months. The 1998 Option Plan will authorize (i) the grant of options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Code and (ii) the grant of options that do not so qualify ("Nonqualified Options"). The exercise price of Incentive Options granted under the 1998 Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of Incentive Options granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must be at least equal to 110% of the fair market value of the Common Stock on the date of grant.

     The 1998 Option Plan may be administered by the Board of Directors or the Compensation Committee. Except in the case of certain formula grants to nonemployee directors described above under "Director Compensation," the Board or the Compensation Committee will select the individuals to whom options will be granted and will determine the option exercise price and other terms of each award, subject to the provisions of the 1998 Option Plan. Incentive Options may be granted under the 1998 Option Plan to employees, including officers and directors who are also employees. Nonqualified Options may be granted under the 1998 Option Plan to officers and other employees and to directors and other individuals providing services to the Company, whether or not they are employees of the Company.

  1998 Employee Stock Purchase Plan

     The 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors and the shareholders of the Company in September, 1998. The Stock Purchase Plan authorizes the issuance of up to an aggregate of 164,500 shares of Common Stock to participating employees. The Stock Purchase Plan may be administered by the Board of Directors or the Compensation Committee.

     Under the terms of the Stock Purchase Plan, all employees of the Company (other than seasonal employees) who have completed one year of employment with the Company and whose customary employment is more than part-time (i.e. more than 20 hours per week and more than five months in the calendar year) are eligible to participate in the Stock Purchase Plan. Employees who own five percent or more of the outstanding Common Stock of the Company and directors who are not employees are not eligible to participate in the Stock Purchase Plan.

     The right to purchase Common Stock under the Stock Purchase Plan will be made available through a series of one year offerings (each, an "Offering Period"). On the first day of an Offering Period, the Company will grant to each eligible employee who has elected in writing to participate in the Stock Purchase Plan an option to purchase shares of Common Stock. The employee will be required to authorize an amount (between one and ten percent of the employee's compensation) to be deducted by the Company from the employee's pay during the Offering Period. On the last day of the Offering Period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Stock Purchase Plan, the option exercise price is an amount equal to 85% of the fair market value of one share of Common Stock on either the first or last day of the Offering Period, whichever is lower.

     No employee may be granted an option that would permit the employee's rights to purchase Common Stock to accrue at a rate in excess of $25,000 of the fair market value of the Common Stock, determined as of the date the option is granted, in any calendar year.

     The Company has made no determination as to when the first Offering Period under the Stock Purchase Plan will commence.

  1992 Stock Option Plan

     The 1992 Stock Option Plan (the "1992 Option Plan") was adopted by the Board of Directors and the shareholders in 1992. A total of 1,960,000 shares of Common Stock were reserved for issuance under the 1992 Option Plan. Upon the adoption of the 1998 Option Plan, the 1992 Option Plan was terminated. The 1992 Option Plan governs only outstanding stock options that have already been issued under the 1992 Option Plan and that have not been exercised. No new stock options will be granted under the 1992 Option Plan, which has been superseded by the 1998 Option Plan.

     The 1992 Option Plan authorized (i) the grant of options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Code, and (ii) the grant of options that did not so qualify ("Nonqualified Options"). The exercise price of Incentive Options granted under the 1992 Option Plan was required to be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of Incentive Options granted to an optionee who owned stock possessing more than 10% of the voting power of the Company's outstanding capital stock was required to be at least equal to 110% of the fair market value of the Common Stock on the date of grant.

     The 1992 Option Plan was required to be administered by the Board of Directors or a committee designated by the Board. The Board or the designated committee was empowered to select the individuals to whom options were granted and to determine the option exercise price and other terms of each award, subject to the provisions of the 1992 Option Plan. The Board or a designated committee had authority to grant Incentive Options under the 1992 Option Plan to employees, including directors who were also employees, and to grant Nonqualified Options to employees and to directors and other individuals providing services to the Company, whether or not they were employees of the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 11, 1998, by (i) each person or entity known to the Company to own beneficially five percent or more of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group.

                                                   NUMBER OF SHARES      PERCENT BENEFICIALLY OWNED(3)
                                                     BENEFICIALLY      ---------------------------------
NAME AND ADDRESSES(1)                                  OWNED(2)        BEFORE OFFERING    AFTER OFFERING
---------------------                              ----------------    ---------------    --------------
Anthony J. Armini................................     1,436,309             32.9%              26.7%
Patricia A. Armini...............................     1,086,309             24.8%              20.2%
NAR Holding Corporation(4).......................       905,821             20.7%              16.9%
  555 Madison Avenue, 27th Floor
  New York, New York
Stephen N. Bunker................................       742,406             17.0%              13.8%
Robert E. and Joan Hoisington....................        35,000                *                  *
Shunkichi Shimizu................................            --               --                 --
Darlene M. Deptula-Hicks.........................            --               --                 --
Alan D. Lucas....................................            --               --                 --
All Directors and Officers as a group
  (5 persons)....................................     2,213,715             50.6%              41.2%

---------------
 *  Less than 1%.

(1) The address of all persons who are executive officers or directors of the Company is care of the Company, 107 Audubon Road, Wakefield, Massachusetts 01880.

(2) To the Company's knowledge and subject to the information contained in the footnotes to this table, all of the persons named in the table except Patricia A. Armini have sole voting power with respect to all shares of Common Stock shown as beneficially owned by them. All of Ms. Armini's shares are voted by Anthony J. Armini. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of September 11, 1998 are treated as outstanding only for purposes of determining the amount and percent owned by such person or group.

(3) Percentage ownership is based on (i) before the Offering, 4,372,291 shares of Common Stock outstanding as of September 11, 1998 and (ii) after the Offering, an additional 1,000,000 shares to be issued by the Company in this Offering.

(4) NAR Holding Corporation is a wholly-owned subsidiary of Takata Corporation.

VOTING TRUST AGREEMENT

     Two of the principal stockholders of the Company, Anthony J. Armini and Patricia A. Armini, are parties to a Voting Trust Agreement, dated November 30, 1991. Under this agreement, so long as either party owns at least 25% of the beneficial interest in the Common Stock of the Company and Mr. Armini continues to serve as Trustee of the Voting Trust, all of Ms. Armini's shares are voted by Mr. Armini. In addition, this agreement places certain restrictions on the rights of either party to sell or encumber his or her shares.

                              CERTAIN TRANSACTIONS

     Between 1983 and 1994, two officers and shareholders of the Company, Dr. Anthony J. Armini, and Dr. Stephen N. Bunker, did not receive certain compensation. These underpayments of $562,070 for Dr. Armini and $249,755 for Dr. Bunker were accrued by the Company as liabilities as the services were rendered. In each of fiscal 1996 and 1997, a deferred compensation payment of $193,252 and $119,000, respectively, was paid to Dr. Armini and $20,000 and $0, respectively, was paid to Dr. Bunker, which payments were partial payments of the accrued compensation due to each of them. The remaining amounts were reflected as deferred compensation on the June 30, 1997 balance sheet. During fiscal 1998, these two principal officers discharged the Company from its remaining obligation.

     On December 9, 1997, the Company entered into a Loan Agreement with Anthony
J. Armini. Pursuant to the terms of this Agreement, the Company loaned $137,500 to Dr. Armini for the purpose of exercising 350,000 options to purchase Common Stock. The interest rate on the loan, which is unsecured, is six percent per annum. The entire amount of the principal and accumulated interest will be due on December 9, 2003.

     In December, 1997, three of the directors of the Company exercised options issued in 1993 to purchase shares of Common Stock of the Company in the following amounts and at the following prices (as adjusted to give effect to the 7-for-1 stock split effected in the form of a Common Stock dividend on September 9, 1998): Stephen N. Bunker purchased 350,000 shares at a price of $.39 per share; Anthony J. Armini purchased 350,000 shares at a price of $.39 per share; and Robert E. Hoisington purchased 35,000 shares at a price of $.36 per share. In addition, in June, 1997, NAR Holding Corporation exercised its preemptive rights to purchase 351,946 shares of Common Stock of the Company at a price of $.42 per share.

     In July, 1998, as consideration for terminating an agreement with an acting chief financial officer to the Company and his resignation from the Company's board of directors, the Company provided the following benefits: (i) a $60,000 lump sum cash payment; (ii) 12 additional payments of $4,125 per month; (iii) warrants, with a three-year term, to purchase 101,080 shares of the Common Stock of the Company at a price of $14.84 per share; (iv) warrants, with a three-year term, to purchase 10,500 shares of the Common Stock of the Company at a price of $1.29 per share; and (v) 14,000 shares of the Common Stock of the Company. The Company granted piggyback registration rights to this individual in any public offering after the initial public offering of the Common Stock. This individual has agreed to sign a lock-up agreement for future sale of such warrants and shares equivalent to the lock-up agreements signed by the Company's management.

     Pursuant to an agreement with the Company, for so long as NAR Holding Corporation owns at least 10% of the Company's issued and outstanding shares of Common Stock, it is entitled to nominate one person for election to the Board of Directors of the Company. Mr. Shimizu is NAR Holding Corporation's designated director.

     Any future transactions between the Company and its officers, directors, principal stockholders or other affiliates will be on terms no less favorable than could be obtained from independent third parties and will be subject to approval by a majority of the independent and disinterested directors.

                               LEGAL PROCEEDINGS

     The Company is not currently a party to any legal proceedings.

                           DESCRIPTION OF SECURITIES

     Following the closing of the sale of the Units offered hereby, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, $0.10 par value per share and 5,000,000 shares of Preferred Stock, $0.10 par value per share.

UNITS

     Each Unit being offered by the Company consists of one share of Common Stock and a Warrant exercisable for one share of Common Stock. No certificate representing a Unit will be issued. Only certificates representing the Common Stock and the Warrants will be issued. The Common Stock and the Warrants will be separately transferable upon issuance.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the shareholders. Subject to the preferences that may be applicable to any Preferred Stock then outstanding, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of Common Stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. All outstanding shares of Common Stock are fully paid and non-assessable. The shares of Common Stock to be issued by the Company in the Offering will be fully paid and non-assessable.

WARRANTS

     The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Co. (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     Each Warrant entitles the registered holder thereof to purchase, at any time over a three-year period commencing thirteen months after the date of the Prospectus, one share of Common Stock at a price equal to 140% per share of the initial public offering price, at which time the Warrants will expire. The Warrant exercise price is subject to adjustment under provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Transfer and Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

     The exercise price of the Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     The exercise price and number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including, without limitation, stock splits, stock dividends, recapitalizations and reclassifications.

     Commencing thirteen months from the date of the Prospectus (the "Redemption Date"), the Warrants are subject to redemption by the Company at $0.20 per Warrant if, after the Redemption Date, the closing bid price of the Common Stock as reported on the American Stock Exchange averages in excess of 160% per share of the initial public offering price of the Common Stock for a period of fifteen consecutive trading days. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date of redemption. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     The Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date four years and one month from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, holders may sell Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     The Warrants do not confer upon holders any voting, dividend or other rights as shareholders of the Company.

     The Company and the Transfer and Warrant Agent may make such modifications to the Warrants that they deem necessary and desirable that do not materially adversely affect the interests of the Warrant holders. No other modifications may be made to the Warrants without the consent of the majority of the Warrant holders. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of the holder of such Warrant unless such modification occurs in connection with a stock split, stock dividend, recapitalization, reclassification or similar event.

     No gain or loss will be recognized by a holder upon the exercise of a Warrant. The sale of a Warrant by a holder or the redemption of a Warrant by the Company will result in the recognition of gain or loss in an amount equal to the difference between the amount realized by the holder and the Warrant's adjusted basis in the hands of the holder. Provided that the holder is not a dealer in the Warrants and that the Common Stock would have been a capital asset in the hands of the holder had the Warrant been exercised, gain or loss from the sale or redemption of Warrant will be long-term or short-term capital gain or loss to the holder. Loss on the expiration of the Warrant, equal to the Warrant's adjusted basis in the hands of the holder, will be long-term or short-term capital loss, depending on whether the Warrant had been held for more than one year.

THE ABOVE DISCUSSION DOES NOT ADDRESS ALL OF THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PARTICULAR PURCHASER. ACCORDINGLY, ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE OF THE UNITS AND THE OWNERSHIP AND DISPOSITION OF THE WARRANTS AND THE COMMON STOCK.

PREFERRED STOCK

     The Board of Directors is authorized, subject to limitations prescribed by Massachusetts law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, preferences, voting powers, qualifications and special or relative rights or privileges thereof. The Board of Directors is authorized to issue Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. Although the Company has no current plans to issue such shares, the issuance of Preferred Stock or of rights to purchase Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. As of the date of this Prospectus, there were no shares of Preferred Stock outstanding.

     The Company has agreed with the Representative that it will not issue any shares of Preferred Stock for a period ending thirteen months after date of this Prospectus, without the prior written consent of the Representative. See "Underwriting."

REPRESENTATIVE'S WARRANT

     At the closing of this Offering, the Company will issue to the Representative warrants (the "Representative's Warrants") to purchase 100,000 shares of Common Stock and 100,000 Redeemable Warrants. The Representative's Warrants will be exercisable for a four-year period commencing one year from the date of this Prospectus. The exercise price of the Representative's Warrants will be 150% of the initial public offering price per share. The Representative's Warrants will not be transferable prior to their exercise date except to officers of the Representative and members of the syndicate and officers and partners thereof. The Representative's Warrants will contain provisions providing adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction. The Representative's Warrants and the securities issuable upon their exercise may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, for a period of five years from the date of this Prospectus, if the Company intends to file a registration statement for the public sale of securities (other than a registration statement on Form S-4, S-8 or a comparable registration statement), it will notify all of the holders of the Representative's Warrants and securities issued upon exercise thereof, and if so requested, it will include therein material to permit a public offering of the securities underlying the Representative's Warrants solely at the expense of the Company (excluding fees and expenses of the Holder's counsel and any underwriting or selling commissions). See "Underwriting."

REGISTRATION RIGHTS

     The Company has granted registration rights to the holders of the Representative's Warrants, which provides the holders with certain rights to register the shares of Common Stock underlying the Representative's Warrants. In addition, for a period of five years from the date of this Prospectus, upon written demand of the holders of a majority of the Representative's Warrants, the Company has agreed, on one occasion, to promptly register the underlying securities solely at the expense of the Company (excluding fees and expenses of the holder's counsel and any underwriting or selling commissions). Additionally, for a period of five years from the date of this Prospectus, upon written demand of any holder, the Company has agreed, on one occasion, to promptly register the underlying securities for purposes of a public offering, solely at the expense of such holder. See "Underwriting."

     The Company has also granted to a former consultant piggyback registration rights in any public offering after the initial public offering of the Common Stock.

MASSACHUSETTS LAW

     Following the Offering, the Company expects that it will have more than 200 stockholders, as a result of which it will be subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to that date, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder or (iii) the business combination is approved by the Board of Directors and by the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) voting at a meeting. In general, an "interested stockholder" is a person who owns 5% (15% in the case of a person eligible to file a Schedule 13G under the Securities Act with respect to the Common Stock) or more of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and was the owner of 5% (15% in the case of a person eligible to file a Schedule 13G under the Securities Act with respect to the Common Stock) or more of the outstanding voting stock within the prior three years. A "business combination" includes mergers, consolidations, stock and asset sales, and other transactions with the interested stockholder resulting in a financial benefit (except proportionately as a stockholder of the corporation) to the interested stockholder. The Company may at any time amend its Articles or By-Laws to elect not to be governed by Chapter 110F by a vote of the holders of a majority of its voting stock. Such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the date of the amendment.

LIMITATION OF LIABILITY

     The Company's Articles provide that no director of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, dealing with liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Articles and By-Laws further provide for the indemnification of the Company's directors and officers to the fullest extent permitted by
Section 67 of Chapter 156B of the Massachusetts General Laws, including circumstances in which indemnification is otherwise discretionary.

     A principal effect of these provisions is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. These provisions may also shield directors from liability under federal and state securities laws.

TRANSFER AGENT AND WARRANT AGENT

     The Transfer Agent and Registrar for the Common Stock and the Warrants is American Stock Transfer and Trust Co, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could materially adversely affect the market price of the Common Stock. As described below, only a limited number of shares will be available for sale shortly after this Offering, due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of the Company's Common Stock in the public market or the perception that such sales could occur after such restrictions lapse could materially adversely affect the market price of the Common Stock and Warrants and the ability of the Company to raise equity capital in the future. See "Risk Factors -- Shares of Common Stock Eligible for Future Sale."

     Upon completion of this Offering, the Company will have outstanding 5,372,291 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. The 1,000,000 shares of Common Stock and the Warrants to purchase 100,000 shares of Common Stock that are to be sold by the Company to the public in this Offering will be freely tradable without restriction under the Securities Act, unless purchased by affiliates of the Company as that term is defined in Rule 144 under the Securities Act.

     The remaining 4,372,291 shares of Common Stock outstanding upon completion of this Offering will be restricted securities as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could materially adversely affect the market price of the Common Stock and Warrants. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any owner other than an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of
(i) one percent of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any owner other than an affiliate of the Company), is entitled to sell such shares without complying with the manner of sale, public information volume limitations or notice provisions of Rule 144.

     Any employee, officer or director of or consultant to the Company who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of the Company to sell their Rule 701 shares under Rule 701 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice requirements of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

     Holders of 4,205,845 shares of Common Stock, including officers and directors and holders of five percent or more of the Common Stock, have entered into contractual lock-up agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company, for thirteen months after the date of this Prospectus without prior written consent of the Representative. Taking into account the lock-up agreements and the restriction of Rule 144, 144(k) and 701 described above, the number of Restricted Shares that will first be eligible for sale in the public market will be as follows:
(i) approximately 166,446 Restricted Shares will be eligible for sale beginning --, 1999, and (ii) approximately 4,205,845 Restricted Shares will be eligible for sale beginning thirteen months after the date of this Prospectus.

     The Company has agreed that for a period of thirteen months from the date of this Prospectus it will not sell or otherwise dispose of any securities without the prior written consent of the Representative, shares may, however, be issued pursuant to the exercise of options and warrants outstanding on the date of this Prospectus or issued hereafter pursuant to the Company's 1998 Option Plan.

                                  UNDERWRITING

     The Underwriters named below have agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and Schneider Securities, Inc., as Representative, to purchase from the Company the number of Units set forth opposite their names. The underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriters at the time of delivery to the Underwriters of the Units so purchased.

                                                               NUMBER
NAME OF UNDERWRITER                                           OF UNITS
-------------------                                           ---------
Schneider Securities, Inc...................................

          Total.............................................  1,000,000
                                                              =========

     The Underwriters have advised the Company that they propose to offer the Units to the public at an offering price $-- per Unit and that the Underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. a concession not in excess of $-- per Unit, of which the Underwriters may allow and such dealers may reallow concessions not in excess of $-- per Unit to certain other dealers. After commencement of the Offering, the public price and the concession may be changed.

     The Company has granted to the Underwriters an over-allotment option exercisable during the 30-day period following the date of this Prospectus to purchase up to a maximum of 150,000 additional shares of Common Stock or Warrants at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to satisfy over-allotments in the sale of the Units.

     The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the total proceeds of this Offering, or $-- ($-- if the Underwriters exercise the over-allotment option in full), of which $25,000 has already been paid.

     At the closing of this Offering, the Company will issue to the Representative, for nominal consideration the Representative's Warrants to purchase 100,000 shares of Common Stock and 100,000 Warrants. See "Description of Securities -- Representative's Warrants."

     For the period during which the Representative's Warrants is exercisable, the holder(s) will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other stockholders of the Company. The holder(s) of the Representative's Warrants can be expected to exercise it at a time which the Company would, in all likelihood, be able to obtain any needed capital from an offering of unissued Common Stock on terms more favorable to the Company than those provided for in the Representative's Warrants. Such facts may adversely affect the terms on which the Company can obtain additional financing. To the extent that the Representative realizes any gain from the resale of the Representative's Warrants or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act of 1933, as amended.

     The Company has agreed to enter into a two-year non-exclusive consulting agreement with the Representative, pursuant to which the Representative will act as a financial consultant to the Company, commencing on the closing date of this Offering. The consulting fee of $36,000 for the first year of the Representative's services will be payable, in full, on the closing date of this Offering and the consulting fee of $3,000 per month for the second year of the Representative's services will be payable monthly in advance beginning on the first anniversary of the date of this Prospectus.

     The Company has agreed that for a period of thirteen months from the date of this Prospectus it will not sell or otherwise dispose of any securities without the prior written consent of the Representative, with the exception of the grant of options and the issuance of shares issued upon the exercise of options granted or to be granted under the Company's option plans and outstanding warrants.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The Company has agreed with the Representative that for a period of 24 months from the closing date of this Offering, the Representative may designate an observer to the Board of Directors who will be entitled to attend and receive notice of all meetings of the Board. The observer will be reimbursed for out-of-pocket travel expenses incurred in attending such meetings but will otherwise not be compensated by the Company.

DETERMINATION OF OFFERING PRICE

     Prior to this Offering, there has been no public market for the Common Stock. The offering price of the securities being offered hereby was determined by negotiation between the Company and the Representative. Factors considered in determining such price include the history and the prospects for the industry in which the Company competes, the past and present operations of the Company, the future prospects of the Company, the abilities of the Company's management, the earnings, net worth and financial condition of the Company, the general condition of the securities markets at the time of this Offering, and the prices of similar securities of comparable companies.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Foley, Hoag & Eliot LLP, Boston, Massachusetts. Certain legal matters in connection with this Offering will be passed upon for the Underwriter by William M. Prifti, Esq., Lynnfield, Massachusetts.

                                    EXPERTS

     The financial statements of Implant Sciences Corporation at June 30, 1998 and 1997, and for each of the two years in the period ended June 30, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Units offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies also may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that make electronic filings with the Commission.

                                    GLOSSARY

Alloy                     A mixture or solution of two or more metals.

Angioplasty               A medical procedure used to repair a damaged or
                          diseased artery.

Balloon Catheter          A tube with a balloon at its tip for dilating
                          arteries, used in angioplasty.

Beta Rays                 Radioactive emissions consisting of energetic
                          electrons.

Blended Interface         The merging or blending of a coating into the
                          substrate material.

Brachytherapy             Placement of a radioactive source in or near tissue to
                          deliver radiation therapy.

Cardiovascular System     The heart with a network of blood vessels that
                          circulates blood around the body.

Catheter A flexible tubular device for insertion into a narrow opening used to deliver a balloon and/or a stent during angioplasty.

Chemical Vapor Deposition Depositing a coating by decomposition of a compound gas on a surface.

Coronary Artery           A vessel which delivers oxygenated blood to the heart
                          muscle.

Cyclotron                 A circular ion accelerator used in medicine to produce
                          radioisotopes.

Dopant An impurity element used to add positive or negative charge to a semiconductor.

External Beam Radiation
  Treatment               A beam of x-rays or electrons usually generated by a
                          linear accelerator for radiation therapy.

Femoral                   Relating to the human femur or thigh bone.

Gamma Rays                Electromagnetic radiation emitted by a nucleus.

Guidewire                 Wire used to guide a catheter through a narrow
                          opening.

Hyperplasia               Excessive proliferation of smooth muscle cells within
                          the coronary artery.

Intima                    The inner layer of cells of an artery.

Iodine-125                A radioisotope emitting x-rays with a 60-day
                          half-life.

Ion Implantation          The acceleration of ions to high velocity to embed
                          them into a surface.

Ion                       Charged atom, usually positive.

Linear Accelerator        A straight ion accelerator used for external radiation
                          therapy or radioisotope production.

Magnetron Sputtering      A process used to intensify the emission of material
                          from the surface of a target by magnetic means in order to form a coating on a substrate.

Native Oxide              The natural oxide which exists on most active metals
                          such as stainless steel, cobalt chrome or titanium.

Osteoarthritis            A disease of the joint cartilage and underlying bone,
                          which may cause pain and impair joint function.

Osteolysis                A dissolution of the organic matrix of bone resulting
                          in destruction.

Palladium-103             A radioisotope emitting x-rays with a 17 day
                          half-life.

Phosphorus-32             A radioisotope emitting only beta rays with a 14 day
                          half-life.

Physical Vapor Deposition Depositing a coating by condensing it from the vapor onto a substrate.

Radioactive Seed          A small permanently implanted pellet containing
                          therapeutic radioactivity.

Radioactive Stent         A stent which contains a radioactive isotope embedded
                          within its metal surface.

Radioactive Wet Chemistry A chemical process using radioactive liquid solutions.

Radiopaque                Opaque to x-ray radiation and thus visible on x-ray
                          film.

Restenosis                The reocclusion or closure of an artery after a new
                          channel has been formed using a balloon catheter or stent.

Stent A metal mesh tube implanted into an artery to hold it open.

Thin Film Coatings        Coatings of an element or compound usually less than
                          10 microns thick.

X-Rays                    Electromagnetic radiation emitted by atomic electrons.

Ytterbium-169             A radioisotope emitting x-rays and gamma rays with a
                          32 day half-life.

                          IMPLANT SCIENCES CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
AUDITED FINANCIAL STATEMENTS
Balance Sheets as of June 30, 1997 and 1998.................  F-3
Statements of Operations for the years ended June 30, 1997
  and 1998..................................................  F-4
Statements of Changes in Stockholders' Equity for the years
  ended June 30, 1997 and 1998..............................  F-5
Statements of Cash Flows for the years ended June 30, 1997
  and 1998..................................................  F-6
Notes to Financial Statements...............................  F-7

                          IMPLANT SCIENCES CORPORATION

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Implant Sciences Corporation

     We have audited the accompanying balance sheets of Implant Sciences Corporation as of June 30, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Implant Sciences Corporation at June 30, 1997 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Boston, Massachusetts
July 31, 1998 except as to
  Note 13 as to which the
  date is September 9, 1998

                          IMPLANT SCIENCES CORPORATION

                                 BALANCE SHEETS

                                                               JUNE 30,      JUNE 30,
                                                                 1997          1998
                                                              ----------    ----------
                                        ASSETS
Current Assets:
  Cash......................................................  $  683,076    $  311,189
  Short-term investment.....................................     197,729            --
  Accounts receivable, less allowances of $2,000 at June 30,
     1997 and 1998..........................................     389,409       388,235
  Inventories...............................................      24,785        31,338
  Deferred income taxes.....................................      13,000        18,000
  Prepaid income taxes......................................          --       118,781
  Prepaid expenses..........................................      10,351         3,746
                                                              ----------    ----------
                                                               1,318,350       871,289
Property and Equipment, at cost:
  Machinery and equipment...................................     770,113     1,314,850
  Leasehold improvements....................................      60,141        62,553
  Computer software.........................................      36,335        36,335
  Furniture and fixtures....................................      38,096        49,833
  Motor vehicles............................................      14,822        14,822
  Leased property under capital lease.......................          --        28,360
                                                              ----------    ----------
                                                                 919,507     1,506,753
  Less accumulated depreciation.............................    (602,842)     (692,808)
                                                              ----------    ----------
                                                                 316,665       813,945
Other Assets:
  Patent costs, net of accumulated amortization of $10,627
     and $15,699, at June 30, 1997 and 1998, respectively...      91,871       117,738
  Other noncurrent assets...................................      18,402       363,511
  Deferred income taxes.....................................     176,000            --
                                                              ----------    ----------
                                                                 286,273       481,249
                                                              ----------    ----------
          Total Assets......................................  $1,921,288    $2,166,483
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Revolving line of credit..................................  $  210,000    $       --
  Accounts payable..........................................      95,173       107,359
  Accrued expenses..........................................     694,572       567,435
  Current portion of long-term debt.........................      66,667        50,278
  Obligations under capital lease...........................          --         5,074
                                                              ----------    ----------
                                                               1,066,412       730,146
Long Term Liabilities:
  Long term debt, net of current portion....................      38,889       224,491
  Obligations under capital lease...........................          --        22,090
  Deferred income taxes.....................................          --        12,300
                                                              ----------    ----------
                                                                  38,889       258,881
Stockholders' Equity:
  Common stock, $0.10 par value; 1,000,000 and 6,500,000
     shares authorized; 517,613 and 622,613 shares issued
     and outstanding at June 30, 1997 and 1998,
     respectively...........................................      51,761        62,261
  Additional paid-in capital................................     971,601     1,380,555
  Retained earnings (accumulated deficit)...................    (207,375)     (265,360)
                                                              ----------    ----------
          Total Stockholders' Equity........................     815,987     1,177,456
                                                              ----------    ----------
          Total Liabilities and Stockholders' Equity........  $1,921,288    $2,166,483
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                          IMPLANT SCIENCES CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                YEAR ENDED JUNE 30,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
Revenues:
  Product and contract research revenues:
     Medical................................................  $2,231,918    $2,237,417
     Semiconductor..........................................     447,000       667,012
  Equipment.................................................     350,754            --
                                                              ----------    ----------
          Total Revenues....................................   3,029,672     2,904,429
Costs and Expenses:
  Cost of product and contract research revenues............   1,308,520     1,620,941
  Cost of equipment revenues................................     347,414            --
  Research and development..................................     346,604       390,157
  Selling, general and administrative.......................     626,361     1,003,501
                                                              ----------    ----------
          Total Costs and Expenses..........................   2,628,899     3,014,599
                                                              ----------    ----------
Operating Income (Loss).....................................     400,773      (110,170)
Other Income (Expense):
  Interest income...........................................      20,717        18,872
  Interest expense..........................................     (41,760)      (11,563)
  Other.....................................................          --         5,976
                                                              ----------    ----------
Income (loss) before provision (benefit) for income taxes...     379,730       (96,885)
Provision (benefit) for income taxes........................     161,400       (38,900)
                                                              ----------    ----------
  Net income (loss).........................................  $  218,330    $  (57,985)
                                                              ==========    ==========
  Net income (loss) per share--basic........................  $      .06    $    (0.01)
                                                              ==========    ==========
  Net income (loss) per share--diluted......................  $      .05    $    (0.01)
                                                              ==========    ==========
  Weighted average number of common shares outstanding used
     for basic earnings per share...........................   3,418,107     4,110,596
                                                              ==========    ==========
  Weighted average number of common and common equivalent
     shares outstanding used for diluted earnings per
     share..................................................   4,066,874     4,110,596
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                          IMPLANT SCIENCES CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                      COMMON STOCK                        RETAINED
                                  --------------------    ADDITIONAL      EARNINGS          TOTAL
                                  NUMBER OF      PAR       PAID-IN      (ACCUMULATED    STOCKHOLDERS'
                                   SHARES       VALUE      CAPITAL        DEFICIT)         EQUITY
                                  ---------    -------    ----------    ------------    -------------
Balance at June 30, 1996........   467,335     $46,734    $  828,398     $(425,705)      $  449,427
  Net income....................                                           218,330          218,330
  Issuance of common stock......    50,278       5,027       143,203            --          148,230
                                   -------     -------    ----------     ---------       ----------
Balance at June 30, 1997........   517,613      51,761       971,601      (207,375)         815,987
  Net loss......................                                           (57,985)         (57,985)
  Issuance of common stock......   105,000      10,500       134,881            --          145,381
  Forgiveness of obligation to
     stockholders, net of
     related
     tax effect.................        --          --       274,073            --          274,073
                                   -------     -------    ----------     ---------       ----------
Balance at June 30, 1998........   622,613     $62,261    $1,380,555     $(265,360)      $1,177,456
                                   =======     =======    ==========     =========       ==========

   The accompanying notes are an integral part of these financial statements.

                          IMPLANT SCIENCES CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $218,330    $(57,985)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................    65,052     101,075
  Deferred income taxes provision (benefit).................    91,000      (3,200)
  Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable.............   216,330       1,174
     (Increase) decrease in inventories.....................   (24,785)     (6,553)
     (Increase) decrease in prepaid income taxes............        --    (118,781)
     (Increase) decrease in prepaid expenses................    (7,512)      6,605
     (Increase) decrease in other noncurrent assets.........   (15,853)   (351,146)
     Increase (decrease) in accounts payable................    32,002      12,186
     Increase (decrease) in accrued expenses................  (125,963)    333,436
                                                              --------    --------
Net cash provided by (used in) operating activities.........   448,601     (83,189)
CASH FLOWS USED IN INVESTING ACTIVITIES
Redemption (purchase) of short-term investments.............  (197,729)    197,729
Purchase of property and equipment..........................   (51,708)   (558,886)
Capitalized patent costs....................................   (27,076)    (30,939)
                                                              --------    --------
Net cash used in investing activities.......................  (276,513)   (392,096)
CASH FLOWS USED IN FINANCING ACTIVITIES
Proceeds from common stock issued...........................   148,230     145,381
Proceeds from long-term debt................................        --     200,000
Repayments of long-term debt................................  (195,595)    (31,983)
Proceeds from revolving line of credit......................   210,000          --
Repayments of revolving line of credit......................              (210,000)
Repayments of notes payable--related parties................  (207,000)         --
                                                              --------    --------
Net cash provided by (used in) financing activities.........   (44,365)    103,398
                                                              --------    --------
Net increase (decrease) in cash.............................   127,723    (371,887)
Cash at beginning of year...................................   555,353     683,076
                                                              --------    --------
Cash at end of year.........................................  $683,076    $311,189
                                                              ========    ========
Supplemental Disclosures:
  Interest paid.............................................  $ 42,948    $ 10,835
                                                              ========    ========
  Income taxes paid.........................................  $ 83,815    $ 98,393
                                                              ========    ========
  Obligations under capital lease...........................        --    $ 28,360
                                                              ========    ========
  Forgiveness of obligation to stockholders.................        --    $460,573
                                                              ========    ========

   The accompanying notes are an integral part of these financial statements.

                          IMPLANT SCIENCES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

     Implant Sciences Corporation is a provider of patented and proprietary surface modification services to the medical device and semiconductor industries. Ion implantation and thin film coating techniques are utilized to enhance the surfaces for orthopedic implants (hip and knee total joint replacements), to implant radioactive material into prostate seeds and coronary stents, coatings on guidewires, stents and catheters for interventional cardiology devices, and ion implantation of electronic dopants for the semiconductor industry. The Company's principal markets are the orthopedic, interventional cardiology and semiconductor markets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     The Company considers any security with a maturity of 90 days or less to be cash equivalents.

  Short-Term Investment

     Short-term investment consists of a U.S. Treasury bill with an original maturity of six months. The investment is recorded at cost plus accrued interest which approximates market value.

  Inventories

     Inventories consist of gold and other precious metal raw materials used in the manufacturing process and are carried at the lower of cost (first-in, first-out) or market.

  Property and Equipment and Capital Lease

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

Leasehold improvements..........................  life of lease
Furniture and fixtures..........................      5-7 years
Machinery and equipment.........................        7 years

     Equipment under the capital lease is being amortized over the life of the lease.

  Warranty Costs

     The Company accrues warranty costs in the period the related revenue is recognized. Warranty costs are not material to operating results.

  Income Taxes

     The liability method is used to account for income taxes. Deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities as well as net operating loss and tax credit carryforwards and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Deferred tax assets may be reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

  Patent Costs

     The costs to obtain patents are capitalized. The Company amortizes the cost of patents ratably over their legal lives commencing with the month in which the patents are issued. As of June 30, 1998, there were four patents issued. Accumulated amortization at June 30, 1997 and 1998 was $10,627 and $15,699, respectively.

                          IMPLANT SCIENCES CORPORATION

  Concentrations of Credit Risk

     The Company grants credit to its customers, primarily large corporations in the medical device and semiconductor industries. The Company performs periodic credit evaluations of customer financial condition and does not require collateral. Receivables are generally due within thirty days. Credit losses have historically been minimal, which is consistent with management's expectations.

     The Company has three major customers which accounted for the following annual revenue:

                                                         1997          1998
                                                      ----------    ----------
Company A...........................................  $1,482,000    $1,229,000
Company B (see Note 5)..............................     350,000            --
Company C...........................................          --       175,000

     Total accounts receivable at June 30, 1997 and 1998 for Company A was approximately $223,000 and $138,000, respectively.

  Stock Based Compensation

     The Company accounts for its stock based compensation arrangements under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, rather than the alternative fair value accounting method provided for under FAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, when the exercise price of options granted to employees and non-employee directors under these plans equals the market price of the underlying stock on the date of grant, no compensation expense is recorded.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues are recognized at the time product is shipped. During fiscal 1996, the Company was awarded a non-recurring, long-term, fixed price contract to build one piece of customized manufacturing equipment, which was completed in fiscal 1997. Revenues under this contract were recognized as costs were incurred. The Company uses the percentage-of-completion method under the contract and measures progress towards the completion using the cost-to-cost method.

     Contract revenue under cost-sharing research and development agreements is recognized as eligible research and development expenses are incurred. The Company's obligation with respect to these agreements is to perform the research on a best-efforts basis.

  Research and Development Costs

     All costs of research and development activities are expensed as incurred. The Company performs research and development for itself and under contracts with others, primarily the U.S. government. Company funded research and development includes the excess of expenses over revenues on its commercial and government research contracts and, therefore, is included in cost of product and contract research revenues in the accompanying statement of operations.

                          IMPLANT SCIENCES CORPORATION

     The Company funded and customer funded research and development costs for 1997 and 1998 were as follows:

                                                               JUNE 30,
                                                         --------------------
                                                           1997        1998
                                                         --------    --------
Company funded.........................................  $522,765    $495,098
Customer funded........................................   118,539     289,530
                                                         --------    --------
          Total research and development...............  $641,304    $784,628
                                                         ========    ========

  Impact of Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 130, Reporting Comprehensive Income and Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. Statement No. 130 establishes standards for the reporting and display of comprehensive income and its components. Statement No. 131 establishes standards for public companies to report information about operating segments in financial statements. This Statement supersedes Statement No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirements to report information about major customers. Statements 130 and 131 are effective for the Company in fiscal 1999. The Company does not believe that the adoption of these Statements will have a material effect on the Company's financial statements.

  Earnings per Share

     In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share. This Standard revises certain methodology for computing earnings per common share (EPS) and requires the reporting of two earnings per share figures: basic earnings per share and diluted earnings per share. Basic earnings per common share are computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of common shares outstanding plus the dilutive effect of shares issuable through the exercise of stock options (common stock equivalents).

     The shares used for basic earnings per common share and diluted earnings per common share are reconciled as follows:

                                                                     JUNE 30,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Average shares outstanding for basic earnings per share.....  3,418,107    4,110,596
Dilutive effect of stock options............................    648,767           --
                                                              ---------    ---------
Average shares outstanding for diluted earnings per share...  4,066,874    4,110,596
                                                              =========    =========

                          IMPLANT SCIENCES CORPORATION

3.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                    JUNE 30,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Accrued compensation and benefits...........................  $549,366    $ 90,573
Deferred revenue............................................        --     125,000
Accrued income taxes........................................    14,900          --
Warranty....................................................     8,700       8,000
Accrued consulting fees.....................................        --     125,300
Other.......................................................   121,606     218,562
                                                              --------    --------
                                                              $694,572    $567,435
                                                              ========    ========

4.  RESEARCH AND DEVELOPMENT ARRANGEMENTS

     The Company is the recipient of several grants under the U.S. Government's Small Business Innovative Research (SBIR) program. These grants are firm fixed-priced contracts and generally range in length from six to nine months. Revenues under such arrangements were approximately $12,000 and $308,000 for the years ended June 30, 1997 and 1998, respectively.

     The Company also conducts research and development under cost-sharing arrangements with its commercial customers. Revenues under such arrangements were approximately $110,000 and $100,000 for the years ended June 30, 1997 and 1998, respectively.

5.  LONG-TERM CONTRACT

     During 1996, the Company entered into a one-time contract as a subcontractor under a cost-plus fixed fee arrangement at a total contract price of approximately $1,933,000, as amended.

     Amounts subject to retainage provisions were $13,500 at June 30, 1997. The Company incurred general and administrative expenses relating to this contract of approximately $88,000 for the year ended June 30, 1997. No general and administrative expense relating to this contract were incurred for the year ended June 30, 1998.

6.  LONG-TERM DEBT

     Maturities of long-term debt at June 30, 1998 are as follows:

Year ending June 30:
  1999............................................  $ 50,278
  2000............................................    63,611
  2001............................................    63,611
  2002............................................    43,936
  2003............................................    40,000
  Thereafter......................................    13,333
                                                    --------
                                                     274,769
Less current portion..............................    50,278
                                                    --------
                                                    $224,491
                                                    ========

                          IMPLANT SCIENCES CORPORATION

     The Company finances its operations utilizing a Revolving Credit Facility ("Credit Facility") and two Equipment Term Loans under a Loan Agreement with its bank. Both borrowings under the Loan Agreement are cross-collateralized and cross-defaulted. The Loan Agreement has a first lien on substantially all of the Company's assets.

     The Credit Facility bears interest at the bank's base rate, plus 1% (9.5% at June 30, 1998). Advances under the Credit Facility are limited to 70% of qualifying accounts receivable and payable on demand. At June 30, 1998 the Company had $300,000 available under the Credit Facility.

     In August 1997, the Company refinanced one of its Term Loans. The Term Loan is payable in 48 monthly installments of $1,968, and matures September 30, 2001. Interest is payable monthly at the same rate as the Credit Facility.

     In January 1998, the Company increased the amount available under its Equipment Term Loan to $750,000. The Company may utilize this facility to finance capital expenditures through October 1998. Principal repayments commence November 1998 in sixty equal monthly installments. Interest is payable monthly at 1% above the banks base rate commencing February 1998.

     Under the provisions of its Loan Agreement, the Company is required to maintain compliance with certain financial covenants including debt service coverage, minimum levels of net worth and restrictions on indebtedness. At June 30, 1998, the Company's debt service coverage and net worth was less than the required amounts. The Company's bank has waived its rights under the Loan Agreement with respect to compliance with these financial covenants at June 30, 1998. The Company is required to comply with these covenants at September 30, 1998, and quarterly thereafter. The Company believes that it will be able to satisfy its covenants at September 30, 1998, and quarterly thereafter, based on the projected Business Plan for 1999 as presented to its bank. Accordingly, amounts payable under the Loan Agreement are classified as long-term in the accompanying balance sheet.

7.  RELATED-PARTY TRANSACTIONS

     Accounts receivable from related parties as of June 30, 1998 consisted of a loan of $137,500 to a principal shareholder. The interest rate on the loan, which is unsecured, is six percent per annum. The entire amount of the principal and accumulated interest will be due on December 9, 2003. This was accounted for as a reduction of stockholders' equity.

     Between 1984 and 1994, two officers of the Company, were not paid certain compensation. As a result, deferred compensation of $811,825 was accrued by the Company as the services were rendered. In 1996 and 1997, payments of $213,252 and $119,000, respectively, were made to these individuals. The remaining obligation was included in accrued compensation in the June 30, 1997 balance sheet.

     During 1998, these individuals discharged the Company from the remaining obligation of $461,000 which was recorded as an increase to Additional Paid-In Capital, net of related tax effect of $186,500.

     In 1998, as consideration for terminating an agreement with an acting Chief Financial Officer and resignation from the Company's board of directors, the Company provided the following benefits to the consultant: (i) a $60,000 lump sum cash payment; (ii) 12 additional payments of $4,125 per month; (iii) warrants, with a three-year term, to purchase 101,080 shares of the Common Stock of the Company at a price of $14.84 per share; (iv) warrants, with a three-year term, to purchase 10,500 shares of the Common Stock of the Company at a price of $1.29 per share; and (v) 14,000 shares of the Common Stock of the Company. All such consideration was accrued as of June 30, 1998.

                          IMPLANT SCIENCES CORPORATION

8.  LEASE OBLIGATION

     The Company has an operating lease for its manufacturing, research and office space which expires on May 31, 2000. Under the terms of the lease, the Company is responsible for their proportionate share of real estate taxes and operating expenses relating to this facility. Total rental expense for fiscal years ended June 30, 1997 and 1998 was $115,954 and $160,224, respectively.

     Included in property and equipment at June 30, 1998 is equipment recorded under a capital lease, net of accumulated depreciation of $28,360.

     Future minimum rental of payments required under capital leases and operating leases with noncancellable terms in excess of one year at June 30, 1998, together with the present value of net minimum lease payments:

                                                      CAPITAL    OPERATING
                                                       LEASE       LEASE       TOTAL
                                                      -------    ---------    --------
Year ending June 30:
  1999..............................................  $ 6,578    $146,229     $152,807
  2000..............................................    7,176     163,963      171,139
  2001..............................................    7,176          --        7,176
  2002..............................................    7,176          --        7,176
  2003..............................................    6,578          --        6,578
                                                      -------    --------     --------
  Net minimum lease payments........................  $34,684    $310,192     $344,876
                                                                 ========     ========
  Less finance charges..............................    7,520
                                                      -------
  Present value of net minimum lease payments.......  $27,164
                                                      =======

9.  INCOME TAXES

     The components of the income tax provision (benefit) are as follows:

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Current:
  Federal...................................................  $ 53,900    $(30,100)
  State.....................................................    16,500      (5,600)
                                                              --------    --------
                                                                70,400     (35,700)
Deferred....................................................    91,000      (3,200)
                                                              --------    --------
                                                              $161,400    $(38,900)
                                                              ========    ========

     The income tax provision (benefit) is greater than the amounts computed by applying the statutory federal income tax rate of 34% to income before the provision for income taxes, primarily as a result of state income taxes.

                          IMPLANT SCIENCES CORPORATION

     Significant components of the Company's deferred tax assets as of June 30 are as follows:

                                                                1997       1998
                                                              --------    -------
Deferred tax assets:
  Deferred compensation.....................................  $185,000    $    --
  Net operating loss and tax credit carryforwards...........     8,000      8,000
  Other.....................................................    14,000     18,000
                                                              --------    -------
Total deferred tax assets...................................   207,000     26,000
Deferred tax liabilities:
  Tax over book depreciation................................    18,000     20,300
                                                              --------    -------
Total deferred tax liabilities..............................    18,000     20,300
                                                              --------    -------
Net deferred tax assets.....................................  $189,000    $ 5,700
                                                              ========    =======

10.  STOCKHOLDERS' EQUITY

     Each share of the Company's outstanding common stock has one vote. The 1992 Stock Option Plan (the "1992 Plan") provides for the grant of incentive stock options and nonqualified stock options to employees. The exercise price of the options equals 100% of the fair market value on the date of the grant, and vest ratably over three years commencing with the second year. A total of 1,960,000 shares have been reserved for issuance under the 1992 Plan.

     The following table presents the activity of the 1992 Plan for the years ended June 30, 1997 and 1998:

                                                   1997                     1998
                                           ---------------------    ---------------------
                                                        WEIGHTED                 WEIGHTED
                                                        AVERAGE                  AVERAGE
                                                        EXERCISE                 EXERCISE
                                            OPTIONS      PRICE       OPTIONS      PRICE
                                           ---------    --------    ---------    --------
Outstanding at beginning of period.......  1,666,000     $ .67      1,788,500     $ .70
Granted..................................    122,500      1.18         64,400      3.38
Exercised................................         --        --       (735,000)      .39
Canceled.................................         --        --       (280,000)     1.29
                                           ---------     -----      ---------     -----
Outstanding at end of period.............  1,788,500     $ .70        837,900     $ .98
                                           =========     =====      =========     =====
Options exercisable at end of period.....  1,292,669     $ .50        598,500     $ .67
                                           =========     =====      =========     =====
Weighted average fair value per share of
  options granted during the period......                $ .09                    $ .40
                                                         =====                    =====

                          IMPLANT SCIENCES CORPORATION

     The following table presents weighted average price and life information about significant option groups outstanding at June 30, 1998:

                   OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
            ----------------------------------    -------------------
                        WEIGHTED
                         AVERAGE      WEIGHTED               WEIGHTED
RANGE OF                REMAINING     AVERAGE                AVERAGE
EXERCISE               CONTRACTUAL    EXERCISE               EXERCISE
 PRICES     NUMBER     LIFE (YRS)      PRICE      NUMBER      PRICE
--------    -------    -----------    --------    -------    --------
 $ .36      371,000       5.05         $ .36      371,000     $ .36
  1.18      437,500       8.02          1.18      227,500      1.18
  6.00       29,400       9.74          6.00           --        --
            -------                               -------
            837,900                               598,500
            =======                               =======

     The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation (FAS 123). If the compensation cost for the option plans had been determined based on the fair value at the grant date for grants in 1997 and 1998, consistent with the provisions of FAS 123, the pro forma net income for 1997 and 1998, would have decreased by $45,000 and $55,000 respectively, and by $.01 per share and $.01 per share-diluted, respectively.

     The fair value of options and warrants issued at the date of grant were estimated using the Minimum-Value method with the following weighted average assumptions:

                                                        OPTIONS GRANTED
                                                   -------------------------
                                                      1997          1998
                                                   ----------    -----------
Expected life (years)............................      5              5
Risk free interest rate..........................  6.9%-6.96%    5.55%-5.75%
Dividend yield...................................      0%            0%

     The Company has never declared nor paid dividends and does not expect to do so in the foreseeable future.

     The effects on 1997 and 1998 pro forma net income of expensing the estimated fair value of stock options are not necessarily representative of the effects on the results of operations for future years as the periods presented include only two and three years, respectively, of option grants under the Company's plans.

11.  ROYALTY AGREEMENT

     Under the terms of the sale of a former product line, the Company is entitled to minimum annual royalties which aggregate $175,000 over four years. During 1997 and 1998, the Company recognized approximately $75,000 and $44,000, respectively, of royalties under this arrangement.

12.  401(K) PLAN

     The Company has a defined contribution retirement plan which contains a 401(k) program. All employees who are 21 years of age and who have completed one year of service during which they worked at least 1,000 hours are eligible for participation in the plan. The Company may make discretionary contributions. The Company made contributions to the plan of $1,100 and $3,200 in 1997 and 1998, respectively.

                          IMPLANT SCIENCES CORPORATION

13.  SUBSEQUENT EVENTS

     In connection with a planned initial public offering of the Company's Common Stock, the Company amended and restated its articles of incorporation in September 1998. The amendment, among other things, included the following:

        - The Company's Board of Directors increased the authorized Common Stock to 20,000,000 shares.

        - The Company's Board of Directors authorized 5,000,000 shares of Preferred Stock ($.10 par value). The Board of Directors was also authorized to issue the Preferred Stock in one or more series, and to fix the powers, designations, preferences and other rights, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences without any further action by the Company's stockholders.

        - The Board of Directors declared a 7-for-1 stock split effected in the form of a stock dividend.

     Except for historical share amounts in the accompanying balance sheet and statement of changes in stockholders' equity, the Company has restated all historical share and per-share data to give retroactive effect to the 7-for-1 stock split effected in the form of a stock dividend. Upon distribution of the shares the par value of the shares distributed will be transferred from additional paid-in-capital to Common Stock.

     In addition, in September 1998, the Company adopted two new employee benefit plans, the 1998 Incentive and Nonqualified Stock Option Plan ("Incentive Plan") and the 1998 Employee Stock Purchase Plan ("Stock Purchase Plan").

     The Incentive Plan provides for the grant of incentive stock options and nonqualified stock options to officers and key employees for the purchase of up to 1,960,000 shares of Common Stock. Options granted to purchase shares of Common Stock are exercisable as determined by an appointed committee consisting of two or more non-employee directors (Committee), expire within ten years from date of grant and have an exercise price not less than the fair market value of the Company's Common Stock on the date of grant. However, in the case of qualified options, if an employee owns more than 10% of the voting power of all classes of stock, the option granted will be at 110% of the fair market value of the Company's Common Stock on the date of grant and will expire over a period not to exceed five years.

     Under the terms of the Incentive Plan each non-employee director, upon election and each subsequent reelection to the Board of Directors, shall automatically receive a Nonqualified Option to purchase 2,000 shares of Common Stock subject to the same terms and conditions referred to in the immediately preceding paragraph.

     The 1998 Employee Stock Purchase Plan ("Purchase Plan") provides for the issuance of 164,500 shares of common stock thereunder. Under the Purchase Plan, eligible employees may purchase common shares at a price per share equal to 85% of the lower of the fair market value of the common stock on the first or last day of a one-year offering period. Participation in the offering period is limited to $25,000 in any calendar year.

INSIDE BACK COVER

     On this page appear photographs of an ion implanter, the production facilities and orthopedic hips being ion implanted.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................    3
Risk Factors..........................    8
Use of Proceeds.......................   18
Dividend Policy.......................   18
Capitalization........................   19
Dilution..............................   20
Selected Financial Data...............   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22
Business..............................   26
Management............................   36
Principal Stockholders................   41
Certain Transactions..................   42
Legal Proceedings.....................   42
Description of Securities.............   43
Shares Eligible for Future Sale.......   46
Underwriting..........................   48
Legal Matters.........................   49
Experts...............................   49
Additional Information................   50
Glossary..............................   51
Index to Financial Statements.........  F-1

                            ------------------------
UNTIL --, 1998 (25 DAYS AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN DISTRIBUTIONS, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,000,000 UNITS

                               EACH CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                                      AND
                          ONE REDEEMABLE COMMON STOCK
                                PURCHASE WARRANT
                          IMPLANT SCIENCES CORPORATION
                              --------------------

                                   PROSPECTUS
                              --------------------
                           SCHNEIDER SECURITIES, INC.
                                    --, 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VI.C. of the Company's Amended and Restated Articles of Organization provides that a director shall not have personal liability to the Company or its stockholders for monetary damages arising out of the director's breach of fiduciary duty as a director of the Company, to the maximum extent permitted by Massachusetts law. Section 13(b)(1 1/2) of Chapter 156B of the Massachusetts General Laws provides that the articles of organization of a corporation may state a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sections 61 or 62 of Chapter 156B of the Massachusetts General Laws, which relate to liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article VI.D. of the Company's Amended and Restated Articles of Organization further provides that the Company shall, to the fullest extent authorized by Chapter 156B of the Massachusetts General Laws, indemnify each person who is, or shall have been, a director or officer of the Company or who is or was a director or employee of the Company and is serving, or shall have served, at the request of the Company, as a director or officer of another organization or in any capacity with respect to any employee benefit plan of the Company, against all liabilities and expenses (including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys'
fees) imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which they may be involved by reason of being or having been such a director or officer or as a result of service with respect to any such employee benefit plan. Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation or, to the extent such matter related to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The effect of these provisions would be to permit indemnification by the Company for, among other liabilities, liabilities arising out of the Securities Act of 1933, as amended (the "Securities Act").

     Section 67 of Chapter 156B of the Massachusetts General Laws also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company intends to procure a directors and officers liability and company reimbursement liability insurance policy that (i) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (ii) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Company's Amended and Restated Articles of Organization or Amended and Restated By-Laws.

     Reference is hereby made to Section -- of the Underwriting Agreement between the Company and the Underwriters, filed as Exhibit 1.1 to this Registration Statement, for a description of indemnification arrangements between the Company and the Underwriters.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     An itemized statement of expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, appears below. All amounts are estimates, except for the SEC registration fee, the NASD filing fee and the American Stock Exchange listing fee.

SEC Registration Fee........................................  $  7,862
NASD Filing Fee.............................................     4,000
American Stock Exchange Listing Fee.........................    30,000
Blue Sky Qualification Fees and Expenses....................       -0-
Accounting Fees and Expenses................................   272,140
Legal Fees and Expenses.....................................   250,000
Transfer Agent Fees.........................................     6,000
Printing and Engraving Expenses.............................   100,000
Road Show...................................................    30,000
Miscellaneous Expenses......................................   162,498
                                                              --------
          Total.............................................  $862,500
                                                              ========

ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act. The share numbers set forth below have been adjusted to reflect the 7-for-1 stock split effected by the Company on September --, 1998.

          (a) On July 1, 1998, as partial consideration for terminating an agreement with the acting Chief Financial Officer to the Company and his resignation from the Company's board of directors, the Company provided the following: (i) 14,000 shares of the Common Stock of the Company; (ii) warrants, with a three-year term, to purchase 101,080 shares of the Common Stock of the Company at a price of $14.84 per share; and (iii) warrants, with a three-year term, to purchase 10,800 shares of the Common Stock of the Company at a price of $1.29 per share. The Company granted piggyback registration rights to this individual in any public offering after the initial public offering of the Common Stock.

          (b) On June 17, 1997, NAR Holding Corporation exercised its preemptive rights to purchase 351,946 shares of Common Stock of the Company at a price of $.42 per share.

     The issuances described in this Item 26 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting discounts or commissions were paid.

ITEM 27:  EXHIBITS

  1.1    Agreement Among Underwriters
  1.2    Underwriting Agreement (preliminary copy)
  1.3    Selected Dealer Agreement
  1.4    Representative's Warrant Agreement
  1.5    Consulting Agreement with the Representative
  3.1    Restated Articles of Organization of the Company
  3.2    By-Laws of the Company
 *4.1    Specimen certificate for the Common Stock of the Company
  4.2    Specimen certificate for the Redeemable Warrants of the
         Company
 *5.1    Opinion of Foley, Hoag & Eliot LLP
  9      Armini Voting Trust Agreement, dated November 31, 1991
 10.1    Employment Agreement with Anthony J. Armini, dated September
         9, 1998

    10.2   Employment Agreement with Stephen N. Bunker, dated September 9, 1998
    10.3   Employment Offer Letter to Darlene Deptula-Hicks, dated June 15, 1998
    10.4   Employment Offer Letter to Alan Lucas, dated March 20, 1998
    10.5   Amendment to Employment Offer Letter to Alan Lucas, dated September 24, 1998
    10.6   Form of Employee Agreement on Ideas, Inventions, and Confidential Information used between 1993 and 1995
    10.7   Form of Employee Agreement on Ideas, Inventions, and Confidential Information used in 1993
    10.8   Form of Employee Agreement on Ideas, Inventions, and Confidential Information used between 1997 and 1998
    10.9   Loan Agreement between the Company and US Trust, dated May 1, 1996
    10.10  $100,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated May 1, 1996
    10.11  $300,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated May 1, 1996
    10.12  Guaranty of Loan Agreement between the Company and US Trust, by Anthony J. Armini, dated May 1, 1996
    10.13  Security Agreement between the Company and US Trust, dated May 1, 1996
    10.14  Lessor's Subordination and Consent between the Company and Teacher's Insurance and Annuity Association of
           America, dated May 1, 1996
    10.15  First Amendment to Loan Agreement between the Company and US Trust, dated July 24, 1997
    10.16  $300,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated July 24, 1997
    10.17  $94,444.40 Commercial Promissory Note signed by the Company in favor of US Trust, dated August 12, 1997
    10.18  Second Amendment to Loan Agreement between the Company and US Trust, dated January 16, 1998
    10.19  $750,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated January 16, 1998
    10.20  Promissory Note signed by Anthony J. Armini in favor of the Company, dated September 26, 1998
    10.21  Shareholders Agreement between NAR Holding Corporation and Anthony J. Armini, dated July 15, 1987
    10.22  Lease between the Company and Teachers Insurance and Annuity Association of America, dated September 29,
           1995
    10.23  First Amendment to Lease and Expansion Agreement between the Company and Teachers Insurance and Annuity
           Association of America, dated July 29, 1998
    10.24  Standard Cooperative Research and Development Agreement between the Company and the Naval Research
           Laboratory, dated January 21, 1997**
    10.25  Cooperative Agreement between the Company and the United States of America U.S. Army Tank-Automotive and
           Armaments Command Armamanet Research, Development and Engineering Center, dated September 30, 1997**
    10.26  Vendor Agreement Memorandum between the Company and Osteonics, dated February 2, 1998**
    10.27  Sample Purchase Order between the Company and MicroSpring Company, Inc., dated October 24, 1996**
    10.28  Asset Purchase Agreement between the Company and Falex Corporation, dated November 17, 1995**
    10.29  Settlement between the Company and Erik Akhund, dated July 1, 1998
    10.30  1992 Stock Option Plan
    10.31  Form of Stock Option Agreement under the 1992 Stock Option Plan
    10.32  1998 Incentive and Nonqualified Stock Option Plan
    10.33  Form of Incentive Stock Option under the 1998 Incentive and Nonqualified Stock Option Plan
    10.34  Form of Nonqualified Stock Option under the 1998 Incentive and Nonqualified Stock Option Plan

    10.35  Form of Nonqualified Stock Option for Non-Employee Directors under the 1998 Incentive and Nonqualified
           Stock Option Plan
    10.36  Form of Lock-Up Agreement
    21.1   Subsidiaries of the Company
    23.1   Consent of Ernst & Young LLP
   *23.2   Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
    24.1   Power of Attorney (contained on the signature page of this Registration Statement)
    27.1   Financial Data Schedule

---------------
 * To be filed by amendment.

** Filed under application for confidential treatment.

ITEM 28.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

          (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or
     (4) of 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wakefield, The Commonwealth of Massachusetts, on September 29, 1998.

                                          IMPLANT SCIENCES CORPORATION

                                          By:     /s/ ANTHONY J. ARMINI
                                            ------------------------------------
                                                     Anthony J. Armini
                                                         President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Anthony J. Armini, Darlene M. Deptula-Hicks, Alan D. Lucas and David A. Broadwin, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act (a "Rule 462(b) Registration Statement") and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement or any Rule 462(b) Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----

               /s/ ANTHONY J. ARMINI                   President, Chief Executive       September 29, 1998
---------------------------------------------------      Officer and Chairman of the
                 Anthony J. Armini                       Board of Directors
                                                         (Principal Executive
                                                         Officer)

           /s/ DARLENE M. DEPTULA-HICKS                Vice President and Chief         September 29, 1998
---------------------------------------------------      Financial Officer
             Darlene M. Deptula-Hicks                    (Principal Financial and
                                                         Accounting Officer)

               /s/ STEPHEN N. BUNKER                   Vice President and Chief         September 29, 1998
---------------------------------------------------      Scientist, Director
                 Stephen N. Bunker

             /s/ ROBERT E. HOISINGTON                  Director                         September 29, 1998
---------------------------------------------------
               Robert E. Hoisington

               /s/ SHUNKICHI SHIMIZU                   Director                         September 29, 1998
---------------------------------------------------
                 Shunkichi Shimizu

                                 EXHIBIT INDEX

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NO.                               DESCRIPTION                               PAGE
     1.1  Agreement Among Underwriters................................
     1.2  Underwriting Agreement (preliminary copy)...................
     1.3  Selected Dealer Agreement...................................
     1.4  Representative's Warrant Agreement..........................
     1.5  Consulting Agreement with the Representative................
     3.1  Restated Articles of Organization of the Company............
     3.2  By-Laws of the Company......................................
    *4.1  Specimen certificate for the Common Stock of the Company....
     4.2  Specimen certificate for the Redeemable Warrants of the
          Company.....................................................
    *5.1  Opinion of Foley, Hoag & Eliot LLP..........................
     9    Armini Voting Trust Agreement, dated November 31, 1991......
    10.1  Employment Agreement with Anthony J. Armini, dated September
          9, 1998.....................................................
    10.2  Employment Agreement with Stephen N. Bunker, dated September
          9, 1998.....................................................
    10.3  Employment Offer Letter to Darlene Deptula-Hicks, dated June
          15, 1998....................................................
    10.4  Employment Offer Letter to Alan Lucas, dated March 20,
          1998........................................................
    10.5  Amendment to Employment Offer Letter to Alan Lucas, dated
          September 24, 1998..........................................
    10.6  Form of Employee Agreement on Ideas, Inventions, and
          Confidential Information used between 1993 and 1995.........
    10.7  Form of Employee Agreement on Ideas, Inventions, and
          Confidential Information used in 1993.......................
    10.8  Form of Employee Agreement on Ideas, Inventions, and
          Confidential Information used between 1997 and 1998.........
    10.9  Loan Agreement between the Company and US Trust, dated May
          1, 1996.....................................................
    10.10 $100,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated May 1, 1996........................
    10.11 $300,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated May 1, 1996........................
    10.12 Guaranty of Loan Agreement between the Company and US Trust, by Anthony J. Armini, dated May 1, 1996.....................
    10.13 Security Agreement between the Company and US Trust, dated
          May 1, 1996.................................................
    10.14 Lessor's Subordination and Consent between the Company and
          Teacher's Insurance and Annuity Association of America,
          dated May 1, 1996...........................................
    10.15 First Amendment to Loan Agreement between the Company and US
          Trust, dated July 24, 1997..................................
    10.16 $300,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated July 24, 1997......................
    10.17 $94,444.40 Commercial Promissory Note signed by the Company in favor of US Trust, dated August 12, 1997.................
    10.18 Second Amendment to Loan Agreement between the Company and
          US Trust, dated January 16, 1998............................
    10.19 $750,000 Commercial Promissory Note signed by the Company in favor of US Trust, dated January 16, 1998...................
    10.20 Promissory Note signed by Anthony J. Armini in favor of the
          Company, dated September 26, 1998...........................
    10.21 Shareholders Agreement between NAR Holding Corporation and
          Anthony J. Armini, dated July 15, 1987......................
    10.22 Lease between the Company and Teachers Insurance and Annuity
          Association of America, dated September 29, 1995............

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NO.                               DESCRIPTION                               PAGE
    10.23 First Amendment to Lease and Expansion Agreement between the
          Company and Teachers Insurance and Annuity Association of
          America, dated July 29, 1998................................
    10.24 Standard Cooperative Research and Development Agreement
          between the Company and the Naval Research Laboratory, dated
          January 21, 1997**..........................................
    10.25 Cooperative Agreement between the Company and the United
          States of America U.S. Army Tank-Automotive and Armaments
          Command Armamanet Research, Development and Engineering
          Center, dated September 30, 1997**..........................
    10.26 Vendor Agreement Memorandum between the Company and
          Osteonics, dated February 2, 1998**.........................
    10.27 Sample Purchase Order between the Company and MicroSpring
          Company, Inc., dated October 24, 1996**.....................
    10.28 Asset Purchase Agreement between the Company and Falex
          Corporation, dated November 17, 1995**......................
    10.29 Settlement between the Company and Erik Akhund, dated July
          1, 1998.....................................................
    10.30 1992 Stock Option Plan......................................
    10.31 Form of Stock Option Agreement under the 1992 Stock Option
          Plan........................................................
    10.32 1998 Incentive and Nonqualified Stock Option Plan...........
    10.33 Form of Incentive Stock Option under the 1998 Incentive and
          Nonqualified Stock Option Plan..............................
    10.34 Form of Nonqualified Stock Option under the 1998 Incentive and Nonqualified Stock Option Plan..........................
    10.35 Form of Nonqualified Stock Option for Non-Employee Directors
          under the 1998 Incentive and Nonqualified Stock Option
          Plan........................................................
    10.36 Form of Lock-Up Agreement...................................
    21.1  Subsidiaries of the Company.................................
    23.1  Consent of Ernst & Young LLP................................
   *23.2  Consent of Foley, Hoag & Eliot LLP (included in Exhibit
          5.1)........................................................
    24.1  Power of Attorney (contained on the signature page of this
          Registration Statement).....................................
    27.1  Financial Data Schedule.....................................

---------------
 * To be filed by amendment.

** Filed under application for confidential treatment.